UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  FORM U-13-60


                                  ANNUAL REPORT

                                  FOR THE PERIOD

   Beginning    April 21, 1998     and Ending       December 31, 1998
                --------------                      -----------------

                                     TO THE
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                                       OF


                     ALLIANT ENERGY CORPORATE SERVICES, INC.
 ----------------------------------------------------------------------

A                Subsidiary                            Service Company
  -----------------------------------------------------
         ("Mutual" or "Subsidiary")

Date of Incorporation  December 8, 1997      If not Incorporated, Date of
                       ----------------      Organization
                                                         ---------------
State or Sovereign Power under which Incorporated or Organized     Iowa
                                                               ---------

Location of Principal Executive Office of Reporting Company  Dubuque, Iowa
                                                             -------------

Name, title, and address of officer to whom correspondence concerning this report should be addressed:

                  John E. Ebright, Vice President-Controller,
                  ------------------------------------------
                       (Name)               (Title)

               222 W. Washington Avenue, Madison, Wisconsin 53701
               --------------------------------------------------
                                    (Address)

              Name of Principal Holding Company Whose Subsidiaries
                        are served by Reporting Company

         INTERSTATE ENERGY CORPORATION, DOING BUSINESS AS ALLIANT ENERGY
         ---------------------------------------------------------------

                            Holding Company Act Forms

                      INSTRUCTIONS FOR USE OF FORM U-13-60

1.   TIME OF FILING.

     Rule 94 provides that on or before the first day of May in each calendar year, each mutual service company and each subsidiary service company as to which the Commission shall have made a favorable finding pursuant to Rule 88, and every service company whose application for approval or declaration pursuant to Rule 88 is pending shall file with the Commission an annual report on Form U-13-60 and in accordance with the Instructions for that form.

2.   NUMBER OF COPIES.

     Each annual report shall be filed in duplicate. The company should prepare and retain at least one extra copy for itself in case correspondence with reference to the report becomes necessary.

3.   PERIOD COVERED BY REPORT.

     The first report filed by any company shall cover the period from the date the Uniform System of Accounts was required to be made effective as to that company under Rules 82 and 93 to the end of that calendar year. Subsequent reports should cover a calendar year.

4.   REPORT FORMAT.

     Reports shall be submitted on the forms prepared by the Commission. If the space provided on any sheet of such form is inadequate, additional sheets may be inserted of the same size as a sheet of the form or folded to each size.

5.   MONEY AMOUNTS DISPLAYED.

     All money amounts required to be shown in financial statements may be expressed in whole dollars, in thousands of dollars or in hundred thousands of dollars, as appropriate and subject to provisions of Regulation S-X ((xi) 210.3-01(b)).

6.   DEFICITS DISPLAYED.

     Deficits and other like entries shall be indicated by the use of either brackets or a parenthesis with corresponding reference in footnotes. (Regulation S-X, (xi) 210-3.01(c)).

7.   MAJOR AMENDMENTS OR CORRECTIONS.

     Any company desiring to amend or correct a major omission or error in a report after it has been filed with the Commission shall submit an amended report including only those pages, schedules, and entries that are to be amended or corrected. A cover letter shall be submitted requesting the Commission to incorporate the amended report changes and shall be signed by a duly authorized officer of the company.

8.   DEFINITIONS.

     Definitions contained in Instruction 01-8 to the Uniform System of Accounts for Mutual Service Companies and Subsidiary Service Companies, Public Utility Holding Company Act of 1935, as amended February 2, 1979 shall be applicable to words or terms used specifically within this Form U-13-60.

9.   ORGANIZATION CHART.

     The service company shall submit with each annual report a copy of its current organization chart.

10.  METHODS OF ALLOCATION.

     The service company shall submit with each annual report a listing of the currently effective methods of allocation being used by the service company and on file with the Securities and Exchange Commission pursuant to the Public Utility Holding Company Act of 1935.

11.  ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED.

     The service company shall submit with each annual report a copy of the annual statement supplied to each associate company in support of the amount of compensation for use of capital billed during the calendar year.

---------------------------------------------------------------------------------------------------
                  LISTING OF SCHEDULES AND ANALYSIS OF ACCOUNTS                               Page
                                                                                             Number
---------------------------------------------------------------------------------------------------
                                                              Schedule or Account
Description of Schedules and Accounts                              Number
--------------------------------------------------------------------------------
    COMPARATIVE BALANCE SHEET                                    Schedule I                    5-6
    SERVICE COMPANY PROPERTY                                     Schedule II                   7-8
    ACCUMULATED PROVISION FOR DEPRECIATION
    AND AMORTIZATION OF SERVICE COMPANY
    PROPERTY                                                     Schedule III                   9
    INVESTMENTS                                                  Schedule IV                   10
    ACCOUNTS RECEIVABLE FROM ASSOCIATE
    COMPANIES                                                    Schedule V                    11
    FUEL STOCK EXPENSES UNDISTRIBUTED                            Schedule VI                   12
    STORES EXPENSE UNDISTRIBUTED                                 Schedule VII                  13
    MISCELLANEOUS CURRENT AND ACCRUED ASSETS                     Schedule VIII                 14
    MISCELLANEOUS DEFERRED DEBITS                                Schedule IX                   15
    RESEARCH, DEVELOPMENT, OR DEMONSTRATION
    EXPENDITURES                                                 Schedule X                    16
    PROPRIETARY CAPITAL                                          Schedule XI                   17
    LONG-TERM DEBT                                               Schedule XII                  18
    CURRENT AND ACCRUED LIABILITIES                              Schedule XIII                 19
    NOTES TO FINANCIAL STATEMENTS                                Schedule XIV                 20-23
    COMPARATIVE INCOME STATEMENT                                 Schedule XV                   24
    ANALYSIS OF BILLING-ASSOCIATE COMPANIES                      Account 457                   25
    ANALYSIS OF BILLING-NONASSOCIATE COMPANIES                   Account 458                   26
    ANALYSIS OF CHARGES FOR SERVICE-ASSOCIATE
    AND NONASSOCIATE COMPANIES                                   Schedule XVI                  27
    SCHEDULE OF EXPENSE BY DEPARTMENT OR
    SERVICE FUNCTION                                             Schedule XVII                28-31
    DEPARTMENTAL ANALYSIS OF SALARIES                            Account 920                   32
    OUTSIDE SERVICES EMPLOYED                                    Account 923                  33-37
    EMPLOYEE PENSIONS AND BENEFITS                               Account 926                   38
    GENERAL ADVERTISING EXPENSES                                 Account 930.1                39-40
    MISCELLANEOUS GENERAL EXPENSES                               Account 930.2                 41
    RENTS                                                        Account 931                   42
    TAXES OTHER THAN INCOME TAXES                                Account 408                   43
    DONATIONS                                                    Account 426.1                 44
    OTHER DEDUCTIONS                                             Account 426.5                 45
    NOTES TO STATEMENT OF INCOME                                 Schedule XVIII                46
---------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------
                  LISTING OF INSTRUCTIONAL FILING REQUIREMENTS           Page
                                                                        Number
-------------------------------------------------------------------------------
                  Description of Reports or Statements
---------------------------------------------------------------

     EXECUTIVE ORGANIZATION CHART                                         48

     METHODS OF ALLOCATION                                              49-52

     ANNUAL STATEMENT OF COMPENSATION FOR USE                             53
     OF CAPITAL BILLED

--------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

--------------------------------------------------------------------------------
                     SCHEDULE I - COMPARATIVE BALANCE SHEET
  Give balance sheet of Company as of December 31 of the current and prior year

-------------------------------------------------------------------------------------------------------------------------
   ACCOUNT               ASSET AND OTHER DEBITS                                               AS OF DECEMBER 31
-------------------------------------------------------------------------------------------------------------------------
                                                                                         CURRENT             PRIOR
                                                                                    -------------------------------------
              SERVICE COMPANY PROPERTY
     101      Service company property                               (Schedule II)       $    537,118                  -
     107      Construction work in progress                          (Schedule II)                  -                  -
                                                                                    -------------------------------------
                   Total Property                                                             537,118                  -
                                                                                    -------------------------------------

     108      Less accumulated provision for depreciation and
              amortization of service company property               (Schedule III)          (104,440)                 -
                                                                                    -------------------------------------
                   Net Service Company Property                                               432,678                  -
                                                                                    -------------------------------------

              INVESTMENTS
     123      Investments in associate companies                     (Schedule IV)          3,514,000                  -
     124      Other investments                                      (Schedule IV)                  -                  -
                                                                                    -------------------------------------
                   Total Investments                                                        3,514,000                  -
                                                                                    -------------------------------------

              CURRENT AND ACCRUED ASSETS
     131      Cash                                                                            695,990                  -
     134      Special deposits                                                                      -                  -
     135      Working funds                                                                         -                  -
     136      Temporary cash investments                             (Schedule IV)          5,495,633                  -
     141      Notes receivable                                                                      -                  -
     143      Accounts receivable                                                           4,281,460                  -
     144      Accumulated provision for uncollectible accounts                                (54,743)                 -
     146      Accounts receivable from associate companies           (Schedule V)          45,635,089                  -
     152      Fuel stock expenses undistibuted                       (Schedule VI)                  -                  -
     154      Materials and supplies                                                                -                  -
     163      Stores expense undistributed                           (Schedule VII)                 -                  -
     165      Prepayments                                                                   1,006,034                  -
     174      Miscellaneous current and accrued assets               (Schedule VIII)                -                  -
                                                                                    -------------------------------------
                   Total Current and Accrued Assets                                        57,059,463                  -
                                                                                    -------------------------------------

              DEFERRED DEBITS
     181      Unamortized debt expense                                                              -                  -
     184      Clearing accounts                                                               (47,489)                 -
     186      Miscellaneous deferred debits                          (Schedule IX)                  -                  -
     188      Research, development, or demonstration
              expenditures                                           (Schedule X)                   -                  -
     190      Accumulated deferred income taxes                                                     -                  -
                                                                                    -------------------------------------
                   Total Deferred Debits                                                      (47,489)                 -
                                                                                    -------------------------------------


                   TOTAL ASSETS AND OTHER DEBITS                                         $ 60,958,652                  -
                                                                                    =====================================

-------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

--------------------------------------------------------------------------------
                     SCHEDULE I - COMPARATIVE BALANCE SHEET

-------------------------------------------------------------------------------------------------------------------------
   ACCOUNT                     LIABILITIES AND PROPRIETARY CAPITAL                           AS OF DECEMBER 31
-------------------------------------------------------------------------------------------------------------------------
                                                                                         CURRENT             PRIOR
                                                                                    -------------------------------------
              PROPRIETARY CAPITAL
     201      Common stock issued                                    (Schedule XI)       $          1                  -
     211      Miscellaneous paid in capital                          (Schedule XI)
     215      Appropriated retained earnings                         (Schedule XI)
     216      Unappropriated retained earnings                       (Schedule XI)
                                                                                    -------------------------------------
                   Total Proprietary Capital                                                        1                  -
                                                                                    -------------------------------------

              LONG-TERM DEBT
     223      Advances from associate companies                      (Schedule XII)                 -                  -
     224      Other long-term debt                                   (Schedule XII)
     225      Unamortized premium on long-term debt
     226      Unamortized discount on long-term debt-debit
                                                                                    -------------------------------------
                   Total Long-term Debt                                                             -                  -
                                                                                    -------------------------------------

              CURRENT AND ACCRUED LIABILITIES
     231      Notes payable
     232      Accounts payable                                                             34,950,132                  -
     233      Notes payable to associate companies                   (Schedule XIII)        8,030,086
     234      Accounts payable to associate companies                (Schedule XIII)        6,328,398                  -
     236      Taxes accrued                                                                   201,519                  -
     237      Interest accrued
     238      Dividends declared
     241      Tax collections payable                                                       1,137,970                  -
     242      Miscellaneous current and accrued liabilities          (Schedule XIII)        6,687,607                  -
                                                                                    -------------------------------------
                   Total Current and Accrued Liabilities                                   57,335,712                  -
                                                                                    -------------------------------------

              DEFERRED CREDITS
     253      Other deferred credits                                                        3,622,939                  -
     255      Accumulated deferred investment tax credits
                                                                                    -------------------------------------
                   Total Deferred Credits                                                   3,622,939                  -
                                                                                    -------------------------------------

                                                                                    -------------------------------------
     282      ACCUMULATED DEFERRED INCOME TAXES
                                                                                    -------------------------------------


                                                                                    -------------------------------------
              TOTAL LIABILITIES AND PROPRIETARY CAPITAL                                  $ 60,958,652                  -
                                                                                    =====================================

-------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------
                     SCHEDULE II - SERVICE COMPANY PROPERTY

---------------------------------------------------------------------------------------------------------------------------------
                                      BALANCE AT                           RETIREMENT                             BALANCE AT
              DESCRIPTION              BEGINNING         ADDITIONS             OR                OTHER             CLOSE OF
                                        OF YEAR                               SALES           CHANGES (1)            YEAR
---------------------------------------------------------------------------------------------------------------------------------
SERVICE COMPANY Property

Account
301 ORGANIZATION

303 MISCELLANEOUS
    INTANGIBLE PLANT                                    $ 537,118                                                    $ 537,118

304 LAND AND LAND
    RIGHTS

305 STRUCTURES AND
    IMPROVEMENTS

306 LEASEHOLD
    IMPROVEMENTS

307 EQUIPMENT (2)

308 OFFICE FURNITURE
    AND EQUIPMENT

309 AUTOMOBILES, OTHER
    VEHICLES AND
    RELATED GARAGE
    EQUIPMENT

310 AIRCRAFT AND
    AIRPORT EQUIPMENT

311 OTHER SERVICE
    COMPANY PROPERTY (3)
                                -------------------------------------------------------------------------------------------------
              SUB-TOTAL                    -            $ 537,118               -                 -                  $ 537,118
                                -------------------------------------------------------------------------------------------------

107 CONSTRUCTION
    WORK IN
    PROGRESS (4)

                                -------------------------------------------------------------------------------------------------
              TOTAL                        -            $ 537,118               -                 -                  $ 537,118
---------------------------------------------------------------------------------------------------------------------------------

    1 PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:

      None

---------------------------------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------------------------------
2  SUBACCOUNTS ARE REQUIRED FOR EACH CLASS OF EQUIPMENT OWNED.  THE SERVICE COMPANY SHALL PROVIDE A LISTING BY SUBACCOUNT OF
   EQUIPMENT ADDITIONS DURING THE YEAR AND THE BALANCE AT THE CLOSE OF THE YEAR.
---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                  BALANCE AT
                                 SUBACCOUNT DESCRIPTION                                        ADDITIONS            CLOSE
                                                                                                                   OF YEAR
---------------------------------------------------------------------------------------------------------------------------------
   None

















                                                                                          ---------------------------------------
                                                                        TOTAL
---------------------------------------------------------------------------------------------------------------------------------

3  DESCRIBE OTHER SERVICE COMPANY PROPERTY:

   None








---------------------------------------------------------------------------------------------------------------------------------
4  DESCRIBE CONSTRUCTION WORK IN PROGRESS:

   None





---------------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------


--------------------------------------------------------------------------------

                                  SCHEDULE III
           ACCUMULATED PROVISION FOR DEPRECIATION AND AMORTIZATION OF
                            SERVICE COMPANY PROPERTY

------------------------------------------------------------------------------------------------------------------------------------
                                                           ADDITIONS
                                       BALANCE AT         -------------------------------------------------------     BALANCE AT
           DESCRIPTION                  BEGINNING          CHARGED           RETIREMENTS        OTHER CHANGES          CLOSE OF
                                         OF YEAR              TO                               ADD (DEDUCT) (1)          YEAR
                                                          ACCOUNT 403
------------------------------------------------------------------------------------------------------------------------------------
Account
301 ORGANIZATION

303 MISCELLANEOUS
    INTANGIBLE PLANT                                        $ 104,440                                                   $ 104,440

304 LAND AND LAND
    RIGHTS

305 STRUCTURES AND
    IMPROVEMENTS

306 LEASEHOLD
    IMPROVEMENTS

307 EQUIPMENT

308 OFFICE FURNITURE
    AND EQUIPMENT

309 AUTOMOBILES, OTHER
    VEHICLES AND
    RELATED GARAGE
    EQUIPMENT

310 AIRCRAFT AND
    AIRPORT EQUIPMENT

311 OTHER SERVICE
    COMPANY PROPERTY

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------
   1  PROVIDE AN EXPLANATION OF THOSE CHANGES CONSIDERED MATERIAL:     None


------------------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------

--------------------------------------------------------------------------------

                            SCHEDULE IV - INVESTMENTS

--------------------------------------------------------------------------------
INSTRUCTIONS:  Complete the following schedule concerning investments. Under
               Account 124, "Other Investments", state each investment separately with description, including, the name of issuing company, number of shares or principal amount, etc. Under Account 136, "Temporary Cash Investments", list each investment separately.

----------------------------------------------------------------------------------------------------------------

                                                                                    BALANCE AT       BALANCE AT
DESCRIPTION                                                                         BEGINNING           CLOSE
                                                                                    OF YEAR            OF YEAR

----------------------------------------------------------------------------------------------------------------
ACCOUNT 123-INVESTMENT IN ASSOCIATE COMPANIES
              Interstate Energy Corporation                                                          $   28,358
              IES Utilities Inc.                                                                      1,312,374
              Wisconsin Power & Light Company                                                         1,437,472
              Interstate Power Company                                                                  609,398
              Alliant Energy Resources, Inc.                                                            126,398
                                                                                 -------------------------------
                                                                                         -            3,514,000
                                                                                 -------------------------------

ACCOUNT 124-OTHER INVESTMENTS


ACCOUNT 136-TEMPORARY CASH INVESTMENTS                                           -------------------------------
              Money Pool - Dreyfus                                                       -            5,495,633
                                                                                 -------------------------------



                                                                                 -------------------------------
                                                                           TOTAL         -           $9,009,633
----------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------

--------------------------------------------------------------------------------

            SCHEDULE V - ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES

--------------------------------------------------------------------------------

INSTRUCTIONS:  Complete the following schedule listing accounts receivable from each associate company. Where the service company has provided accommodation or convenience payments for associate companies, a separate listing of total payments for each associate company by sub account should be provided.

----------------------------------------------------------------------------------------------------------------------

                                                                                    BALANCE AT            BALANCE AT
                                    DESCRIPTION                                      BEGINNING               CLOSE
                                                                                      OF YEAR               OF YEAR

----------------------------------------------------------------------------------------------------------------------
ACCOUNT 146 ACCOUNTS RECEIVABLE FROM ASSOCIATE COMPANIES
    Interstate Energy Corporation (dba Alliant Energy)                                                   $    132,264
    IES Utilities Inc.                                                                                     19,600,806
    Wisconsin Power and Light Company                                                                      18,158,274
    Interstate Power Company                                                                                6,691,356
    Alliant Energy Resources, Inc.                                                                            703,490
    Alliant Energy Transportation Inc.                                                                          2,892
    Cedar Rapids and Iowa City Railway Company                                                                 62,769
    Alliant Enery Transfer Services Inc.                                                                          140
    IEI Barge Services Inc.                                                                                    16,246
    Industrial Energy Applications, Inc.                                                                       19,489
    Whiting Petroleum Corporation                                                                              20,160
    Iowa Land and Building Company                                                                             73,865
    Prairie Ridge Business Park L.P.                                                                               64
    Alliant Energy International, Inc.                                                                        137,593
    Alliant Energy Investments Inc.                                                                               198
    Alliant International New Zealand Limited                                                                   8,431
    IEA-HES, L.L.C.                                                                                             1,797
    Energys, Inc.                                                                                                 424
    RMT, Inc.                                                                                                   2,248
    Heartland Properties, Inc.                                                                                  1,815
    Village Lakeshares, L.P.                                                                                      763
    Alliant Energy Investco, Inc.                                                                                   5
                                                                                 -------------------------------------
                                                                           TOTAL                         $ 45,635,089
----------------------------------------------------------------------------------------------------------------------

    ANALYSIS OF CONVENIENCE OR ACCOMMODATION PAYMENTS:                                                       TOTAL
                                                                                                            PAYMENTS
                                                                                                         -------------
    None


                                                                                                         -------------
                                                                                      TOTAL PAYMENTS
----------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------

--------------------------------------------------------------------------------

                 SCHEDULE VI - FUEL STOCK EXPENSES UNDISTRIBUTED

--------------------------------------------------------------------------------
INSTRUCTIONS:  Report the amount of labor and expenses incurred with respect to fuel stock expenses during the year and indicate amount attributable to each associate company. Under the section headed "Summary", listed below give an overall report of the fuel functions performed by the service company.

---------------------------------------------------------------------------------------------------------------------------
                                  DESCRIPTION                                LABOR           EXPENSES           TOTAL
---------------------------------------------------------------------------------------------------------------------------
ACCOUNT 152 - FUEL STOCK EXPENSES UNDISTRIBUTED                                                                 None














                                                                       ----------------------------------------------------
                                                                 TOTAL
---------------------------------------------------------------------------------------------------------------------------
SUMMARY:




---------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------

--------------------------------------------------------------------------------

                                  SCHEDULE VII
                          STORES EXPENSE UNDISTRIBUTED

--------------------------------------------------------------------------------

INSTRUCTIONS:  Report the amount of labor and expenses incurred with respect to stores expense during the year and indicate amount attributable to each associate company.

-----------------------------------------------------------------------------------------------------------------
                             DESCRIPTION                                  LABOR        EXPENSES        TOTAL
-----------------------------------------------------------------------------------------------------------------
ACCOUNT 163 - STORES EXPENSE UNDISTRIBUTED                                                             None











                                                                      -------------------------------------------
                                                                TOTAL
-----------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------

--------------------------------------------------------------------------------
                                  SCHEDULE VIII
                    MISCELLANEOUS CURRENT AND ACCRUED ASSETS

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide detail of items in this account. Items less than $10,000 may be grouped, showing the number of items in each group.

-----------------------------------------------------------------------------------------------------------------

                                                                                  BALANCE AT       BALANCE AT
                                                                                  BEGINNING           CLOSE
                                 DESCRIPTION                                       OF YEAR           OF YEAR
-----------------------------------------------------------------------------------------------------------------
ACCOUNT 174-MISCELLANEOUS CURRENT AND
             ACCRUED ASSETS                                                                           None










                                                                               ----------------------------------
                                                                         TOTAL
-----------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------

--------------------------------------------------------------------------------

                   SCHEDULE IX - MISCELLANEOUS DEFERRED DEBITS

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide detail of items in this account. Items less than $10,000 may be grouped by class showing the number of items in each class.

-----------------------------------------------------------------------------------------------------------------

                                                                                  BALANCE AT       BALANCE AT
                                                                                  BEGINNING           CLOSE
                                 DESCRIPTION                                       OF YEAR           OF YEAR
-----------------------------------------------------------------------------------------------------------------
ACCOUNT 186-MISCELLANEOUS DEFERRED DEBITS                                                             None










                                                                               ----------------------------------
                                                                         TOTAL
-----------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------

--------------------------------------------------------------------------------

                                   SCHEDULE X
               RESEARCH, DEVELOPMENT OR DEMONSTRATION EXPENDITURES

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a description of each material research, development, or demonstration project which incurred costs by the service corporation during the year.

-----------------------------------------------------------------------------------------------------------------------

                                           DESCRIPTION                                                   AMOUNT

-----------------------------------------------------------------------------------------------------------------------
ACCOUNT 188 - RESEARCH, DEVELOPMENT, OR DEMONSTRATION EXPENDITURES                                        None










                                                                                                  ---------------------
                                                                                            TOTAL
-----------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             --------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------
                        SCHEDULE XI - PROPRIETARY CAPITAL

--------------------------------------------------------------------------------------------------------------------
   ACCOUNT                                   NUMBER OF          PAR OR STATED                OUTSTANDING
    NUMBER          CLASS OF STOCK             SHARES               VALUE                  CLOSE OF PERIOD
                                             AUTHORIZED           PER SHARE            ----------------------
                                                                                       NO. OF           TOTAL
                                                                                       SHARES           AMOUNT
--------------------------------------------------------------------------------------------------------------------
201              COMMON STOCK ISSUED             100                $ 0.01               100            $1.00
--------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS: Classify amounts in each account with brief explanation, disclosing the general nature of transactions which gave rise to the reported amounts.
--------------------------------------------------------------------------------------------------------------------
               DESCRIPTION                                                                              AMOUNT
--------------------------------------------------------------------------------------------------------------------
ACCOUNT 211-MISCELLANEOUS PAID-IN CAPITAL                                                                   -





ACCOUNT 215-APPROPRIATED RETAINED EARNINGS                                                                  -





                                                                                                   -----------------
                                                                                           TOTAL            -
--------------------------------------------------------------------------------------------------------------------
INSTRUCTIONS:  Give particulars concerning net income or (loss) during the year, distinguishing between compensation for the use of capital owed or net loss remaining from servicing nonassociates per the General Instructions of the
Uniform System of Accounts.  For dividends  paid during the year in cash or otherwise,  provide rate percentage, amount of dividend, date declared and date paid.
--------------------------------------------------------------------------------------------------------------------
                                             BALANCE AT           NET INCOME                          BALANCE AT
                                             BEGINNING                OR             DIVIDENDS          CLOSE
DESCRIPTION                                   OF YEAR               (LOSS)              PAID           OF YEAR
--------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------
ACCOUNT 216-
UNAPPROPRIATED
RETAINED EARNINGS                               -                    -                  -                -





                                        ----------------------------------------------------------------------------
                         TOTAL                  -                    -                  -                -
--------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                         SCHEDULE XII -- LONG-TERM DEBT

--------------------------------------------------------------------------------

INSTRUCTIONS: Advances from associate companies should be reported separately for advances on notes, and advances on open account. Names of associate companies from which advances were received shall be shown under the class and series of obligation column. For Account 224--Other long-term debt provide the name of creditor company or organization, terms of the obligation, date of maturity, interest rate, and the amount authorized and outstanding.

------------------------------------------------------------------------------------------------------------------------------------

                                                 TERMS OF OBLIGATION                                          BALANCE AT
              NAME OF CREDITOR                     CLASS & SERIES       DATE OF    INTEREST      AMOUNT       BEGINNING    ADDITIONS
                                                   OF OBLIGATION        MATURITY     RATE      AUTHORIZED      OF YEAR

------------------------------------------------------------------------------------------------------------------------------------
ACCOUNT 223--ADVANCES FROM ASSOCIATE COMPANIES:

   None





ACCOUNT 224--OTHER LONG-TERM DEBT:

   None







                                                                       -------------------------------------------------------------
                                                                 TOTAL
------------------------------------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------

                                                                                BALANCE AT
              NAME OF CREDITOR                    ADDITIONS   DEDUCTIONS(1)        CLOSE
                                                                                  OF YEAR

----------------------------------------------------------------------------------------------
ACCOUNT 223--ADVANCES FROM ASSOCIATE COMPANIES:                                     -

   None





ACCOUNT 224--OTHER LONG-TERM DEBT:                                                  -

   None







                                                ----------------------------------------------
                                         TOTAL                                      -
----------------------------------------------------------------------------------------------

1  GIVE AN EXPLANATION OF DEDUCTIONS:

   None

------------------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                SCHEDULE XIII -- CURRENT AND ACCRUED LIABILITIES

--------------------------------------------------------------------------------

INSTRUCTIONS:       Provide balance of notes and accounts payable to each
                    associate company. Give description and amount of miscellaneous current and accrued liabilities. Items less than $10,000 may be grouped, showing the number of items in each group.

--------------------------------------------------------------------------------------------------------------------

                                                                                  BALANCE AT         BALANCE AT
                          DESCRIPTION                                              BEGINNING            CLOSE
                                                                                    OF YEAR            OF YEAR

--------------------------------------------------------------------------------------------------------------------
ACCOUNT 233 -- NOTES PAYABLE TO ASSOCIATE COMPANIES
          Interstate Energy Corporation                                                                $  2,956,635
          IES Utilities Inc.                                                                             53,729,105
          Wisconsin Power & Light Company                                                               (26,798,567)
          Interstate Power Company                                                                      (21,857,087)

                                                                               -------------------------------------
                                                                      TOTAL           -                $  8,030,086
--------------------------------------------------------------------------------------------------------------------

ACCOUNT 234--ACCOUNTS PAYABLE TO ASSOCIATE COMPANIES
          Interstate Energy Corporation                                                                $     28,358
          IES Utilities Inc.                                                                              2,233,270
          Wisconsin Power & Light Company                                                                 2,638,883
          Interstate Power Company                                                                          799,303
          Alliant Energy Resources, Inc.                                                                    394,841
          Iowa Land and Building Company                                                                    233,743


                                                                               -------------------------------------
                                                                      TOTAL           -                $  6,328,398
--------------------------------------------------------------------------------------------------------------------

ACCOUNT 242--MISCELLANEOUS CURRENT AND ACCRUED LIABILITIES
          Accrued Payroll                                                                              $  1,187,883
          Accrued Vacation                                                                                4,922,103
          Payroll Deductions                                                                                499,370
          Miscellaneous                                                                                      78,251


                                                                               -------------------------------------
                                                                      TOTAL           -                $  6,687,607
--------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                                  SCHEDULE XIV

                          NOTES TO FINANCIAL STATEMENTS

--------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for important notes regarding the financial statements or any account thereof. Furnish particulars as to any significant contingent assets or liabilities existing at the end of the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------

1.   GENERAL:

Interstate Energy Corporation (doing business as Alliant Energy), a Wisconsin corporation and registered holding company under the Public Utility Holding Company Act of 1935 (PUHCA), was created in the April 1998 merger of WPL Holdings, Inc., IES Industries Inc. and Interstate Power Company. Alliant Energy Corporate Services, Inc. (the Company) is a wholly-owned subsidiary of Alliant Energy and is the service company for the Alliant Energy system providing associate companies with a variety of administrative, management and support services. The primary operating companies of the system are IES Utilities Inc.
(IESU), Wisconsin Power and Light Company (WP&L), Interstate Power Company
(IPC), Alliant Energy Resources, Inc. (AER) and Alliant Energy. AER also has numerous subsidiaries who procure services from the Company.

2.   NOTES PAYABLE TO ASSOCIATE COMPANIES:

Alliant Energy has established utility and non-utility money pools to coordinate short-term borrowings for certain subsidiaries. The money pools provide a more efficient use of cash resources of the system and reduce outside short-term borrowings. The money pools are administered by the Company and funded, as needed, by Alliant Energy through the issuance of commercial paper by Alliant Energy. WP&L is restricted by the Public Service Commission of Wisconsin from lending money to the utility money pool but is able to borrow money from such pool.

3.   PENSION AND OTHER POSTRETIREMENT BENEFITS:

Alliant Energy has several non-contributory defined benefit pension plans that cover substantially all of its employees who are subject to a collective bargaining agreement. Plan benefits are generally based on years of service and compensation during the employees' latter years of employment. Eligible employees of Alliant Energy that are not subject to a collective bargaining agreement, including employees of the Company, are covered by the Alliant Energy Cash Balance Pension Plan, a non-contributory defined benefit pension plan. During each year of service, Alliant Energy credits each participant's account with a benefit credit equal to 5% of base pay as well as a guaranteed minimum interest credit equal to 4%. The projected unit credit actuarial cost method was used to compute pension cost and the accumulated and projected benefit obligations. Alliant Energy's policy is to fund all of the pension plans at an amount that is at least equal to the minimum funding requirements mandated by the Employee Retirement Income Security Act of 1974, as amended (ERISA), and that does not exceed the maximum tax deductible amount for the year.

Alliant Energy also provides certain other postretirement benefits to retirees, including medical benefits for retirees and their spouses (and Medicare Part B reimbursement for certain retirees) and, in some cases, retiree life insurance.

The weighted-average assumptions as of the measurement date of September 30 are as follows:

                                              Qualified Pension Benefits            Other Postretirement Benefits
                                              --------------------------            -----------------------------
                                             1998          1997        1996          1998       1997        1996
                                             ----          ----        ----          ----       ----        ----
Discount rate                                6.75%        7.25%       7.50%         6.75%       7.25%       7.50%
Expected return on plan assets                9%           8-9%        8-9%           9%        8-9%        8-9%
Rate of compensation increase              3.5-4.5%      3.5-5.0%    3.5-5.0%        3.5%       3.5%      3.5-4.5%
Medicare cost trend on covered charges:
      Initial trend range                     N/A          N/A         N/A            8%         8%         8-9%
      Ultimate trend range                    N/A          N/A         N/A         5.0-6.0%   5.0-6.5%    5.0-6.5%

The components of Alliant Energy's qualified pension benefits and other postretirement benefits costs are as follows (in millions):

                                                Qualified Pension Benefits          Other Postretirement Benefits
                                          -------------------------------------   ----------------------------------
                                                 1998         1997        1996          1998       1997        1996
                                                 ----         ----        ----          ----       ----        ----
Service cost                                   $ 13.8       $ 13.1      $ 13.4         $ 5.1      $ 4.7       $ 4.9
Interest cost                                    35.4         32.2        30.0           9.7        9.8         9.6
Expected return on plan assets                  (47.2)       (39.0)      (36.8)         (3.7)      (2.6)       (1.9)
Amortization of:
      Transition obligation (asset)              (2.4)        (2.4)       (2.4)          4.7        4.9         5.0
      Prior service cost                          2.8          2.5         1.7          (0.3)      (0.3)       (0.3)
      Actuarial (gain) / loss                    (0.9)           -         0.4          (1.2)      (0.2)       (0.1)
                                          -------------------------------------   ----------------------------------
Total                                           $ 1.5        $ 6.4       $ 6.3        $ 14.3     $ 16.3      $ 17.2
                                          ============  =========== ===========   =========== ==========  ==========

During 1998, 1997 and 1996, Alliant Energy recognized an additional $10.3 million, $5.1 million and $4.7 million, respectively, of costs in accordance with SFAS 88. The charges were for severance and early retirement programs in the respective years. In addition, during 1998 and 1997, Alliant Energy recognized $10.2 million and $1.7 million, respectively, of curtailment charges relating to Alliant Energy's other postretirement benefits. The amounts include a December 1998 early retirement program.

The assumed medical trend rates are critical assumptions in determining the service and interest cost and accumulated postretirement benefit obligation related to postretirement benefit costs. A one percent change in the medical trend rates for 1998, holding all other assumptions constant, would have the following effects (in millions):

                                                        1 Percent Increase     1 Percent Decrease
                                                        ------------------     ------------------
Effect on total of service and interest cost components       $2.3                   ($1.8)
Effect on postretirement benefit obligation                  $15.6                  ($13.0)

A reconciliation of the funded status of Alliant Energy's plans to the amounts recognized on Alliant Energy's Consolidated Balance Sheets at December 31 is presented below (in millions):

                                                      Qualified Pension Benefits  Other Postretirement Benefits
                                                      --------------------------  -----------------------------
                                                             1998        1997          1998       1997
                                                             ----        ----          ----       ----
Change in benefit obligation:
      Net benefit obligation at beginning of year          $ 474.2     $ 426.6       $ 146.4    $ 136.5
      Service cost                                            13.8        13.1           5.1        4.7
      Interest cost                                           35.4        32.2           9.7        9.8
      Plan participants' contributions                           -           -           1.3        1.4
      Plan amendments                                         (2.5)       11.8             -          -
      Actuarial (gain) / loss                                 24.8        13.7          (3.6)       1.0
      Curtailments                                            (3.0)        2.5           1.9        0.7
      Special termination benefits                            10.7         5.1             -          -
      Gross benefits paid                                    (25.0)      (30.8)         (7.5)      (7.7)
                                                        ----------- -----------   ----------- ----------
        Net benefit obligation at end of year                528.4       474.2         153.3      146.4
                                                        ----------- -----------   ----------- ----------
Change in plan assets:
      Fair value of plan assets at beginning of year         529.1       482.6          50.7       37.2
      Actual return on plan assets                             2.2        72.5           2.5        3.7
      Employer contributions                                     -         4.8           7.0       16.1
      Plan participants' contributions                           -           -           1.3        1.4
      401(h) assets recognized                                   -           -           1.1          -
      Gross benefits paid                                    (25.0)      (30.8)         (7.5)      (7.7)
                                                        ----------- -----------   ----------- ----------
         Fair value of plan assets at end of year            506.3       529.1          55.1       50.7
                                                        ----------- -----------   ----------- ----------

Funded status at end of year                                 (22.1)       54.9         (98.2)     (95.7)
Unrecognized net actuarial (gain) / loss                      30.3       (56.9)         (7.5)      (4.0)
Unrecognized prior service cost                               25.8        32.1          (1.7)      (2.3)
Unrecognized net transition obligation (asset)               (10.6)      (13.0)         60.6       73.2
                                                        ----------- -----------   ----------- ----------
      Net amount recognized at end of year                  $ 23.4      $ 17.1        $(46.8)    $(28.8)
                                                        =========== ===========   =========== ==========

Amounts recognized on the Consolidated
      Balance Sheets consist of:
       Prepaid benefit cost                                 $ 38.9      $ 42.7         $ 0.9      $ 0.9
       Accrued benefit cost                                  (15.5)      (25.6)        (47.7)     (29.7)
       Additional minimum liability                           (7.7)          -             -          -
       Intangible asset                                        7.7           -             -          -
                                                        ----------- -----------   ----------- ----------
       Net amount recognized at measurement date              23.4        17.1         (46.8)     (28.8)
                                                        ----------- -----------   ----------- ----------

Contributions paid after 9/30 and prior to 12/31                 -           -           6.8          -
      Net amount recognized at 12/31/98                     $ 23.4      $ 17.1       $ (40.0)   $ (28.8)
                                                        =======================   ======================

The benefit obligation and fair value of plan assets for the postretirement welfare plans with benefit obligations in excess of plan assets were $146.5 million and $45.3 million, respectively, as of September 30, 1998 and $139.8 million and $46.3 million, respectively, as of the prior measurement date. The projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with benefit obligations in excess of plan assets were $250.5 million, $241.1 million and $217.9 million, respectively, as of September 30, 1998.

Alliant Energy also sponsors several non-qualified pension plans which cover certain current and former officers.

Funding of such plans at December 31, 1998, totaled approximately $4 million. Alliant Energy's pension benefit obligation under these plans was $25.8 million and $18.7 million at December 31, 1998 and 1997, respectively. Alliant Energy's pension expense under these plans was $4.5 million, $3.7 million, and $2.0 million in 1998, 1997, and 1996, respectively.

A significant number of Alliant Energy employees also participate in defined contribution pension plans (401(k) plans). Alliant Energy's contributions to the plans, which are based on the participants' level of contribution, were $7.7 million, $5.5 million and $4.9 million in 1998, 1997 and 1996, respectively.

4.   INVESTMENTS IN ASSOCIATE COMPANIES:

Certain employee benefits costs billed to the operating companies have not yet been funded by the Company. The balance recorded in Account 123, Investments in Associate Companies, is a result of the operating companies, in turn, not yet paying the Company for such costs. The Company's corresponding benefits liability is recorded in Account 253, Other Deferred Credits.

--------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------

--------------------------------------------------------------------------------
                                   SCHEDULE XV
                               STATEMENT OF INCOME

-----------------------------------------------------------------------------------------------------------------------
ACCOUNT                       DESCRIPTION                                            CURRENT YEAR        PRIOR YEAR
-----------------------------------------------------------------------------------------------------------------------

             INCOME
457          Services rendered to associate companies                                   $144,391,183
458          Services rendered to nonassociate companies                                           -
419          Interest income                                                               2,355,720
421          Miscellaneous income or loss                                                    394,800
                                                                                  -------------------------------------
                                                                   Total Income          147,141,703            -
                                                                                  -------------------------------------
             EXPENSE                                                                               -
920          Salaries and wages                                                           47,313,175
921          Office supplies and expenses                                                 20,296,478
922          Administrative expense transferred -- credit                                          -
923          Outside services employed                                                    24,755,778
924          Property insurance                                                            2,634,818
925          Injuries and damages                                                          1,490,611
926          Employee pensions and benefits                                               11,838,733
928          Regulatory commission expense                                                 2,475,228
930.1        General advertising expenses                                                  1,293,632
930.2        Miscellaneous general expenses                                                5,796,361
931          Rents                                                                        15,812,270
932          Maintenance of structures and equipment                                         266,669
403          Depreciation and amortization expense                                           104,440
408          Taxes other than income taxes                                                 3,210,891
409          Income taxes                                                                          -
410          Provision for deferred income taxes                                                   -
411          Provision for deferred income taxes -- credit                                         -
411.5        Investment tax credit                                                                 -
426.1        Donations                                                                       210,736
426.5        Other deductions                                                              6,680,860
427          Interest on long-term debt                                                            -
430          Interest on debt to associate companies                                       2,917,264
431          Other interest expense                                                           43,759
                                                                                  -------------------------------------
                                                                  Total Expense          147,141,703            -
                                                                                  -------------------------------------

                                                                  Net Income or (Loss)   $         -            -
                                                                                  -------------------------------------

                                                                                  -------------------------------------

-----------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                               ANALYSIS OF BILLING
                               ASSOCIATE COMPANIES
                                   ACCOUNT 457

------------------------------------------------------------------------------------------------------------------------
                                                    DIRECT           INDIRECT         COMPENSATION          TOTAL
              NAME OF ASSOCIATE                      COSTS             COSTS             FOR USE            AMOUNT
                   COMPANY                          CHARGED           CHARGED          OF CAPITAL           BILLED
                                               -------------------------------------------------------
                                                     457-1             457-2              457-3
------------------------------------------------------------------------------------------------------------------------
INTERSTATE ENERGY CORPORATION                  $     623,948      $    216,190                         $    840,138
IES UTILITIES INC.                                49,353,968         9,898,270                           59,252,238
WISCONSIN POWER AND LIGHT COMPANY                 43,062,642        10,802,700                           53,865,342
INTERSTATE POWER COMPANY                          19,120,571         4,579,847                           23,700,418
ALLIANT ENERGY RESOURCES, INC.                     3,985,931           676,503                            4,662,434
ALLIANT ENERGY TRANSPORTATION INC.                    23,118             2,642                               25,760
CEDAR RAPIDS & IOWA CITY RAILWAY CO.                 171,363             8,873                              180,236
ALLIANT ENERGY TRANSFER SERVICES INC.                  4,118               468                                4,586
IEI BARGE SERVICES INC.                               79,283            17,495                               96,778
INDUSTRIAL ENERGY APPLICATIONS, INC.                 115,781            40,798                              156,579
WHITING PETROLEUM CORPORATION                         27,803             9,632                               37,435
IOWA LAND AND BUILDING COMPANY                       196,486            99,725                              296,211
PRAIRIE RIDGE BUSINESS PARK, L.P.                        280               214                                  494
IES MIDLAND DEVELOPMENT INC.                         207,812                71                              207,883
IES VENTURES INC.                                        302                 -                                  302
ALLIANT ENERGY INTERNATIONAL, INC.                   875,655            79,633                              955,288
ALLIANT ENERGY INVESTMENTS INC.                        4,605             2,380                                6,985
ALLIANT INTERNATIONAL NEW ZEALAND LTD.                39,361            14,089                               53,450
IEA-HES L.L.C.                                         1,711                86                                1,797
ENERGYS, INC.                                          1,308             1,000                                2,308
RMT, INC.                                             68,198             9,578                               77,776
HEARTLAND PROPERTIES, INC.                           (58,002)           16,835                              (41,167)
VILLAGE LAKESHARES, L.P.                               6,554               531                                7,085
ALLIANT ENERGY INVESTCO INC.                             469               358                                  827
ALLIANT ENERGY INDUSTRIAL SERVICES, INC.               1,548            (1,548)                                   -
                                               -------------------------------------------------------------------------
                                       TOTAL   $ 117,914,813      $ 26,476,370                         $144,391,183
------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                               ANALYSIS OF BILLING
                             NONASSOCIATE COMPANIES
                                   ACCOUNT 458

---------------------------------------------------------------------------------------------------------------------------------
                       NAME OF                  DIRECT       INDIRECT      COMPENSATION                     EXCESS          TOTAL
                    NONASSOCIATE                 COST          COST          FOR USE           TOTAL          OR           AMOUNT
                       COMPANY                  CHARGED       CHARGED       OF CAPITAL         COST       DEFICIENCY       BILLED
                                           ------------------------------------------------            ---------------
                                                 458-1         458-2          458-3                         458-4
---------------------------------------------------------------------------------------------------------------------------------
   None






                                           --------------------------------------------------------------------------------------
                                     TOTAL         -            -               -                -            -               -
---------------------------------------------------------------------------------------------------------------------------------

INSTRUCTION: Provide a brief description of the services rendered to each nonassociate company.

---------------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                                  SCHEDULE XVI
                         ANALYSIS OF CHARGES FOR SERVICE
                      ASSOCIATE AND NONASSOCIATE COMPANIES

---------------------------------------------------------------------------------------------------------------

                                                                              ASSOCIATE COMPANY
                                                                                   CHARGES
                                                             --------------------------------------------------
                    DESCRIPTION OF ITEMS                          DIRECT          INDIRECT           TOTAL
                                                                   COST             COST
---------------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                                       $ 40,667,169   $  6,646,006      $ 47,313,175
921     OFFICE SUPPLIES AND EXPENSES                               20,277,051         19,427        20,296,478
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                                                         -
923     OUTSIDE SERVICES EMPLOYED                                  24,755,778                       24,755,778
924     PROPERTY INSURANCE                                          2,634,818                        2,634,818
925     INJURIES AND DAMAGES                                        1,490,611                        1,490,611
926     EMPLOYEE PENSIONS AND BENEFITS                              4,899,933      6,938,800        11,838,733
928     REGULATORY COMMISSION EXPENSE                               2,474,631            597         2,475,228
930.1   GENERAL ADVERTISING EXPENSE                                 1,293,632                        1,293,632
930.2   MISCELLANEOUS GENERAL EXPENSES                              5,796,361                        5,796,361
931     RENTS                                                       6,265,789      9,546,481        15,812,270
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT                       203,731         62,938           266,669
403     DEPRECIATION AND AMORTIZATION EXPENSE                         104,440                          104,440
408     TAXES OTHER THAN INCOME TAXES                                              3,210,891         3,210,891
409     INCOME TAXES                                                                                         -
410     PROVISION FOR DEFERRED INCOME TAXES                                                                  -
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                                                        -
411.5   INVESTMENT TAX CREDIT                                                                                -
426.1   DONATIONS                                                     210,736                          210,736
426.5   OTHER DEDUCTIONS                                            6,629,630         51,230         6,680,860
427     INTEREST ON LONG-TERM DEBT                                                                           -
431     OTHER INTEREST EXPENSE                                         43,759                           43,759
------------------------------------------------------------
INSTRUCTION:  Total cost of service will equal for associate and nonassociate  companies the total amount billed under
their separate analysis of billing schedules.
---------------------------------------------------------------------------------------------------------------
                                            TOTAL EXPENSES =      117,748,069     26,476,370       144,224,439
                                                             --------------------------------------------------
                    COMPENSATION FOR USE OF EQUITY CAPITAL =
                                                             --------------------------------------------------
430                INTEREST ON DEBT TO ASSOCIATE COMPANIES =        2,917,264                        2,917,264
                                                             --------------------------------------------------

                                                             --------------------------------------------------
                                     TOTAL COST OF SERVICE =    $ 120,665,333   $ 26,476,370      $147,141,703
---------------------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------

                                                                         NONASSOCIATE COMPANY
                                                                               CHARGES
                                                             ----------------------------------------
                    DESCRIPTION OF ITEMS                        DIRECT        INDIRECT         TOTAL
                                                                 COST           COST
-----------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                                                                        -
921     OFFICE SUPPLIES AND EXPENSES                                                              -
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                                              -
923     OUTSIDE SERVICES EMPLOYED                                                                 -
924     PROPERTY INSURANCE                                                                        -
925     INJURIES AND DAMAGES                                                                      -
926     EMPLOYEE PENSIONS AND BENEFITS                                                            -
928     REGULATORY COMMISSION EXPENSE                                                             -
930.1   GENERAL ADVERTISING EXPENSE                                                               -
930.2   MISCELLANEOUS GENERAL EXPENSES                                                            -
931     RENTS                                                                                     -
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT                                                   -
403     DEPRECIATION AND AMORTIZATION EXPENSE                                                     -
408     TAXES OTHER THAN INCOME TAXES                                                             -
409     INCOME TAXES                                                                              -
410     PROVISION FOR DEFERRED INCOME TAXES                                                       -
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                                             -
411.5   INVESTMENT TAX CREDIT                                                                     -
426.1   DONATIONS                                                                                 -
426.5   OTHER DEDUCTIONS                                                                          -
427     INTEREST ON LONG-TERM DEBT                                                                -
431     OTHER INTEREST EXPENSE                                                                    -
------------------------------------------------------------
INSTRUCTION:  Total cost of service will equal for associate and nonassociate  companies the total amount billed under
their separate analysis of billing schedules.
-----------------------------------------------------------------------------------------------------
                                            TOTAL EXPENSES =           -              -           -
                                                             ----------------------------------------
                    COMPENSATION FOR USE OF EQUITY CAPITAL =
                                                             ----------------------------------------
430                INTEREST ON DEBT TO ASSOCIATE COMPANIES =
                                                             ----------------------------------------

                                                             ----------------------------------------
                                     TOTAL COST OF SERVICE =           -              -           -
-----------------------------------------------------------------------------------------------------


-----------------------------------------------------------------------------------------------------------------

                                                                              TOTAL CHARGES FOR
                                                                                   SERVICE
                                                             ----------------------------------------------------
                    DESCRIPTION OF ITEMS                           DIRECT          INDIRECT          TOTAL
                                                                    COST             COST
-----------------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                                      $ 40,667,169      $ 6,646,006     $ 47,313,175
921     OFFICE SUPPLIES AND EXPENSES                              20,277,051           19,427       20,296,478
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                       -                -                -
923     OUTSIDE SERVICES EMPLOYED                                 24,755,778                -       24,755,778
924     PROPERTY INSURANCE                                         2,634,818                -        2,634,818
925     INJURIES AND DAMAGES                                       1,490,611                -        1,490,611
926     EMPLOYEE PENSIONS AND BENEFITS                             4,899,933        6,938,800       11,838,733
928     REGULATORY COMMISSION EXPENSE                              2,474,631              597        2,475,228
930.1   GENERAL ADVERTISING EXPENSE                                1,293,632                -        1,293,632
930.2   MISCELLANEOUS GENERAL EXPENSES                             5,796,361                -        5,796,361
931     RENTS                                                      6,265,789        9,546,481       15,812,270
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT                      203,731           62,938          266,669
403     DEPRECIATION AND AMORTIZATION EXPENSE                        104,440                -          104,440
408     TAXES OTHER THAN INCOME TAXES                                      -        3,210,891        3,210,891
409     INCOME TAXES                                                       -                -                -
410     PROVISION FOR DEFERRED INCOME TAXES                                -                -                -
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                      -                -                -
411.5   INVESTMENT TAX CREDIT                                              -                -                -
426.1   DONATIONS                                                    210,736                -          210,736
426.5   OTHER DEDUCTIONS                                           6,629,630           51,230        6,680,860
427     INTEREST ON LONG-TERM DEBT                                         -                -                -
431     OTHER INTEREST EXPENSE                                        43,759                -           43,759
------------------------------------------------------------
INSTRUCTION:  Total cost of service will equal for associate and nonassociate  companies the total amount billed under
their separate analysis of billing schedules.
---------------------------------------------------------------------------------------------------------------
                                            TOTAL EXPENSES =     117,748,069       26,476,370      144,224,439
                                                             --------------------------------------------------
                    COMPENSATION FOR USE OF EQUITY CAPITAL =
                                                             --------------------------------------------------
430                INTEREST ON DEBT TO ASSOCIATE COMPANIES =       2,917,264                -        2,917,264
                                                             --------------------------------------------------

                                                             --------------------------------------------------
                                     TOTAL COST OF SERVICE =   $ 120,665,333     $ 26,476,370    $ 147,141,703
---------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                        For Year Ended December 31, 1998
                                       -----------------

                                 SCHEDULE XVII
                        SCHEDULE OF EXPENSE DISTRIBUTION
                                       BY
                         DEPARTMENT OR SERVICE FUNCTION

---------------------------------------------------------------------------------------------------------

                                                                              Total
                            DESCRIPTION OF ITEMS                             AMOUNT          OVERHED
---------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                                               $ 47,313,175
921     OFFICE SUPPLIES AND EXPENSES                                       20,299,241
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT                            2,766
923     OUTSIDE SERVICES EMPLOYED                                          24,755,778
924     PROPERTY INSURANCE                                                  2,634,818
925     INJURIES AND DAMAGES                                                1,490,611
926     EMPLOYEE PENSIONS AND BENEFITS                                     11,838,733
928     REGULATORY COMMISSION EXPENSE                                       2,475,228
930.1   GENERAL ADVERTISING EXPENSE                                         1,293,632
930.2   MISCELLANEOUS GENERAL EXPENSES                                      5,796,361
931     RENTS                                                              15,812,270
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT                               266,669
403     DEPRECIATION AND AMORTIZATION EXPENSE                                 104,440
408     TAXES OTHER THAN INCOME TAXES                                       3,210,891
409     INCOME TAXES                                                                -
410     PROVISION FOR DEFERRED INCOME TAXES                                         -
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT                               -
411.5   INVESTMENT TAX CREDIT                                                       -
426.1   DONATIONS                                                             210,736
426.5   OTHER DEDUCTIONS                                                    6,680,860
427     INTEREST ON LONG-TERM DEBT                                                  -
430     INTEREST ON DEBT TO ASSOCIATE COMPANIES                             2,917,264
431     OTHER INTEREST EXPENSE                                                 43,759
---------------------------------------------------------------
INSTRUCTION:  Indicate each department or service function.
(See Instructions 01-3 General Structure of Accounting System:
Uniform System Account)
---------------------------------------------------------------------------------------------------------
                                                    TOTAL EXPENSES =    $ 147,141,703          $ -
---------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
                                                                                      DEPARTMENT OR SERVICE FUNCTION
                                                                       -------------------------------------------------------------
                            DESCRIPTION OF ITEMS                        Accounting        Adm/Exec       Corporate        Elec T&D
------------------------------------------------------------------------------------------------------------------------------------
920     SALARIES AND WAGES                                             $ 2,801,370      $ 9,340,136    $ 3,661,358      $ 1,948,430
921     OFFICE SUPPLIES AND EXPENSES                                       217,188        6,059,299      3,014,640          440,283
922     ADMINISTRATIVE EXPENSE TRANSFERRED -- CREDIT
923     OUTSIDE SERVICES EMPLOYED                                          614,312        1,523,347        879,015          347,039
924     PROPERTY INSURANCE                                                                                       -
925     INJURIES AND DAMAGES                                                    51                         (27,082)
926     EMPLOYEE PENSIONS AND BENEFITS                                     466,551        1,564,215      4,660,669          325,842
928     REGULATORY COMMISSION EXPENSE                                                       326,688        182,590
930.1   GENERAL ADVERTISING EXPENSE                                          3,882          270,022          2,331              375
930.2   MISCELLANEOUS GENERAL EXPENSES                                                      356,968      2,104,464              525
931     RENTS                                                              708,450        2,812,750        464,847          508,787
932     MAINTENANCE OF STRUCTURES AND EQUIPMENT                                              89,904
403     DEPRECIATION AND AMORTIZATION EXPENSE                                                              104,440
408     TAXES OTHER THAN INCOME TAXES                                      215,644          710,031         19,741          150,859
409     INCOME TAXES
410     PROVISION FOR DEFERRED INCOME TAXES
411     PROVISION FOR DEFERRED INCOME TAXES -- CREDIT
411.5   INVESTMENT TAX CREDIT
426.1   DONATIONS                                                              873           38,696          1,500
426.5   OTHER DEDUCTIONS                                                                      8,833      6,327,821
427     INTEREST ON LONG-TERM DEBT
430     INTEREST ON DEBT TO ASSOCIATE COMPANIES                                                          2,917,264
431     OTHER INTEREST EXPENSE                                                                              40,559
---------------------------------------------------------------
INSTRUCTION:  Indicate each department or service function.
(See Instructions 01-3 General Structure of Accounting System:
Uniform System Account)
------------------------------------------------------------------------------------------------------------------------------------
                                                    TOTAL EXPENSES =   $ 5,028,321     $ 23,100,889   $ 24,354,157      $ 3,722,140
------------------------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                        For Year Ended December 31, 1998
                                       -----------------

                                 SCHEDULE XVII
                        SCHEDULE OF EXPENSE DISTRIBUTION
                                       BY
                         DEPARTMENT OR SERVICE FUNCTION

------------------------------------------------------------------------------------------------------------------------
Acct                                                               DEPARTMENT OR SERVICE FUNCTION
         ---------------------------------------------------------------------------------------------------------------
 Nbr        Electric Sys Maint   Environmental   Facilities      Finance        Fuels       Gas T&D       Gas Acq Disp
------------------------------------------------------------------------------------------------------------------------
920                $ 932,706      $ 1,193,594    $ 374,527      $ 914,964    $ 375,373     $ 223,133       $ 219,032
921                   83,367          272,601       23,055        292,938       87,228        36,582          18,971
922
923                    2,694          536,468       73,930      2,105,178      279,825       166,211           5,808
924                                                             2,627,038
925                                        39                   1,515,238
926                  155,849          200,951       62,649        167,086       61,118        33,979          36,639
928                                                                 7,607                                     28,486
930.1                                     370                      39,997
930.2                    267        1,574,584          305        116,913       20,649         2,050
931                  242,005          284,879       89,390        218,970       87,205        48,482          52,277
932                                                175,032
403
408                   72,140           92,439       29,006         70,860       28,296        15,732          16,963
409
410
411
411.5
426.1                                                               1,902
426.5                                                                 269
427
430
431


------------------------------------------------------------------------------------------------------------------------
                 $ 1,489,028      $ 4,155,925    $ 827,894    $ 8,078,960    $ 939,694     $ 526,169       $ 378,176
------------------------------------------------------------------------------------------------------------------------


----------------------------------------------
Acct
         -------------------------------------
 Nbr       Gas Sys Maint       Human Resources
----------------------------------------------
920          $ 418,423            $ 2,041,297
921             45,668                388,982
922
923             42,248              1,389,408
924
925
926             69,490                576,440
928                623
930.1                                  19,036
930.2                                   7,102
931            111,170                487,591
932
403
408             32,173                157,561
409
410
411
411.5
426.1
426.5                                     358
427
430
431


----------------------------------------------
             $ 719,795            $ 5,067,775
----------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                        For Year Ended December 31, 1998
                                       -----------------

                                 SCHEDULE XVII
                        SCHEDULE OF EXPENSE DISTRIBUTION
                                       BY
                         DEPARTMENT OR SERVICE FUNCTION

--------------------------------------------------------------------------------------------------------------------------------
Acct                                                               DEPARTMENT OR SERVICE FUNCTION
        ------------------------------------------------------------------------------------------------------------------------
Nbr           Information Sys    Internal Audit    Investor Rel    Land & ROW        Legal       Mrkt & Cust Rel      Mtrl Mgmt
--------------------------------------------------------------------------------------------------------------------------------
920             $ 4,056,968        $ 369,630       $ 257,188      $ 498,561    $ 1,041,572         $ 8,872,035    $ 1,745,923
921               4,815,321           43,540         384,346         64,215        176,137           1,495,425        952,617
922
923              12,594,718           15,664         128,265         20,657      2,012,334             840,825        301,363
924                                                                                  7,780
925                                                    2,340
926                 608,806           61,830          43,021         83,397        173,430           1,212,367        291,214
928                                                                  14,443         24,361                  10
930.1                19,747                            2,419            781          6,564              82,495         14,158
930.2                 4,035              130         528,537        101,315          2,552              65,066          5,655
931               3,620,372           88,221          62,942        118,993        247,455           1,751,435        429,823
932                                                                   1,563                                170
403
408                 281,868           28,626          19,918         38,612         80,295             560,144        134,827
409
410
411
411.5
426.1                                                                                1,116             117,948
426.5                             125                                              (43,589)             36,315
427
430
431                                                    3,200



--------------------------------------------------------------------------------------------------------------------------------
               $ 26,001,960        $ 607,641     $ 1,432,176      $ 942,537    $ 3,730,007        $ 15,034,235    $ 3,875,580
--------------------------------------------------------------------------------------------------------------------------------


-------------------------------------
Acct
        -----------------------------
Nbr             Meters       Pwr Plan
-------------------------------------
920         $ 267,211    $ 2,207,900
921            34,167        218,691
922
923            11,646        339,504
924
925
926            44,594        367,554
928                           27,150
930.1
930.2                        111,842
931            63,628      2,492,325
932
403
408            20,646        170,126
409
410
411
411.5
426.1
426.5
427
430
431



-------------------------------------
            $ 441,892    $ 5,935,092
-------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                        For Year Ended December 31, 1998
                                       -----------------

                                 SCHEDULE XVII
                        SCHEDULE OF EXPENSE DISTRIBUTION
                                       BY
                         DEPARTMENT OR SERVICE FUNCTION


----------------------------------------------------------------------------
Acct                       DEPARTMENT OR SERVICE FUNCTION
        --------------------------------------------------------------------
Nbr         Pub Affairs      Pwr Eng & Cons        Rates      Transportation
----------------------------------------------------------------------------
920        $ 1,042,928         $ 1,355,627      $ 806,281         $ 347,008
921            719,762             254,945        107,212            49,298
922
923            301,924             139,616         62,419            21,360
924
925                                     25
926            174,457             226,763        134,871            34,951
928                                             1,863,270
930.1          825,087               1,244          4,774               350
930.2          791,358                 145          1,899
931            249,338             323,627        197,438            49,870
932
403
408             80,771             104,988         62,443            16,182
409
410
411
411.5
426.1           48,701
426.5          350,293                435
427
430
431


----------------------------------------------------------------------------
           $ 4,584,619         $ 2,407,415    $ 3,240,607         $ 519,019
----------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------
                         DEPARTMENT ANALYSIS OF SALARIES
                                   ACCOUNT 920

------------------------------------------------------------------------------------------------------------------
                                                       DEPARTMENTAL SALARY EXPENSE                     NUMBER
                                                                                                      PERSONNEL
                                        --------------------------------------------------------------------------
   NAME OF DEPARTMENT                                            INCLUDED IN AMOUNTS BILLED TO
     Indicate each                                         -----------------------------------------
     department or                          TOTAL            PARENT          OTHER           NON       END OF
    service function                        AMOUNT           COMPANY       ASSOCIATES     ASSOCIATES    YEAR
------------------------------------------------------------------------------------------------------------------
ACCOUNTING                               $ 2,801,370        $ 27,559     $ 2,773,811                     91
ADMIN/EXEC                                 9,340,136         206,747       9,133,389                     219
CORPORATE                                  3,661,358           1,996       3,659,362                      0
ELECTRIC T&D                               1,948,430               -       1,948,430                     63
ELECTRIC SYSTEM  MAINTENANCE                 932,706               -         932,706                     23
ENVIRONMENTAL                              1,193,594               -       1,193,594                     35
FACILITIES                                   374,527               -         374,527                     16
FINANCE                                      914,964          63,014         851,950                     27
FUELS                                        375,373               -         375,373                      8
GAS T&D                                      223,133               -         223,133                      7
GAS ACQ & DISP                               219,031               -         219,031                      6
GAS SYSTEM MAINTENANCE                       418,423               -         418,423                     12
HUMAN RESOURCES                            2,041,297             975       2,040,322                     65
INFORMATION SYSTEMS                        4,056,968             324       4,056,644                     108
INTERNAL AUDIT                               369,630             998         368,632                     13
INVESTOR RELATIONS                           257,188           5,624         251,564                     13
LAND & ROW                                   498,561               -         498,561                     17
LEGAL                                      1,041,572           3,038       1,038,534                     26
MARKETING & CUSTOMER REL                   8,872,035               -       8,872,035                     217
MATERIALS MGMT                             1,745,923               -       1,745,923                     53
METERS                                       267,211               -         267,211                      9
POWER PLANNING                             2,207,900               -       2,207,900                     57
PUBLIC AFFAIRS                             1,042,928          28,165       1,014,763                     34
PWR ENG & CONST                            1,355,626               -       1,355,626                     37
RATES                                        806,281               -         806,281                     25
TRANSPORTATION                               347,010             193         346,817                      7
                                     -----------------------------------------------------------------------------
                               TOTAL    $ 47,313,175       $ 338,633    $ 46,974,542                    1,188
------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------

--------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

--------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------

   FROM WHOM PURCHASED                                       ADDRESS
------------------------------------------------------------------------------------------------------------------
ACCOUNTING/AUDITING
ARTHUR ANDERSEN LLP                            P.O. Box 70775 Chicago, IL 60673
33 INVOICES UNDER $25,000

PUBLIC RELATIONS
MEYOCKS & PRIEBE ADVERTISING                   Suite 150 6800 Lake Dr.  West Des Moines, IA.50266
KCRG TV 9                                      2nd Ave at 5th St. P.O. Box 816 Cedar Rapids, IA 52406
MARITZ MARKETING RESEARCH INC                  P.O. Box 488F St. Louis, MO 63150
E SOURCE INC                                   4755 Walnut St. Boulder, CO 80301
625 INVOICES UNDER $25,000

CONSULTING
TOWERS PERRIN                                  P.O. Box 8500 S-6110 Philadelphia, PA 19178
CENTER FOR ORGANIZATION                        6515 Grand Teton Plaza Suite 145 Madison, WI 53179
CORPORATE LEARNING CENTER                      220 S. 6th St.  Suite 1000 Minneapolis, MN 55402
STORCK ASSOCIATES                              Suite 401D 6040 Pelican Bay Blvd. Naples, FL 34108
DENNIS P STUDER & ASSOCIATES                   411 3rd St. SE Suite 580  Cedar Rapids, IA 52401
ROOT, LARRY D.                                 3540 Timberline Dr. NE Cedar Rapids, IA 52404
CAP GEMINI                                     P.O. Box 7777-W9065 Philadelphia, PA 19175
STOPPELMOOR, WAYNE H                           7798 Timmerman Dr.  East Dubuque, IL 61025
BEHAVIORAL TECHNOLOGY INC                      Dept. 5408 P.O. Box 3000 Hartford, CT 06150
2 INVOICES UNDER $25,000

DEMAND SIDE MANAGEMENT
A-TEC ENERGY CORPORATION                       1501 Ingersoll Ave Suite 200 Des Moines, IA 50309
COMPETITIVE RESOURCES CO                       220 N. Main St. Suite 517 Davenport, IA 52801
PLANERGY, INC                                  Barton Oaks Plaza 2#495 901 Mopac Expressway S  Austin, TX 78746
LOCHER, JOHN JR                                7820 Galway Cove  Eden Prairie, MN 55347
11 INVOICES UNDER $25,000

ENGINEERING
MOTOROLA                                       P.O. Box 93042  Chicago, IL 60673
ULTEIG ENGINEERS                               P.O. Box 1569 Fargo, ND 58107
SAFE HARBOR GROUP LLC                          P.O. Box 147 Nashotah, Wi 53058
BURNS & MCDONNELL                              P.O. Box 411883  Kansas City, MO 64141
FUNCTIONAL SERVICES CORPORATION                P.O. Box 14542 Madison, WI 53714
UMS GROUP                                      2001 Route 46E #410 Waterview Plaza Parsippany, NJ  07054
ABELL HOWE COMPANY                             Dept. 77-2511 Chicago, IL 60678


---------------------------------------------------------------------------------------------
                                                                  RELATIONSHIP
                                               ----------------------------------------------
                                                   "A" = ASSOCIATE
   FROM WHOM PURCHASED                               "NA" = NON
                                                      ASSOCIATE                      AMOUNT
---------------------------------------------------------------------------------------------
ACCOUNTING/AUDITING
ARTHUR ANDERSEN LLP                                      NA                        $ 376,169
33 INVOICES UNDER $25,000                                NA                          317,846

PUBLIC RELATIONS
MEYOCKS & PRIEBE ADVERTISING                             NA                          146,254
KCRG TV 9                                                NA                          108,000
MARITZ MARKETING RESEARCH INC                            NA                           46,020
E SOURCE INC                                             NA                           32,850
625 INVOICES UNDER $25,000                                                           647,960

CONSULTING
TOWERS PERRIN                                            NA                          424,528
CENTER FOR ORGANIZATION                                  NA                          181,111
CORPORATE LEARNING CENTER                                NA                          139,747
STORCK ASSOCIATES                                        NA                          105,438
DENNIS P STUDER & ASSOCIATES                             NA                           88,243
ROOT, LARRY D.                                           NA                           87,789
CAP GEMINI                                               NA                           56,120
STOPPELMOOR, WAYNE H                                     NA                           50,000
BEHAVIORAL TECHNOLOGY INC                                NA                           28,756
2 INVOICES UNDER $25,000                                                               7,700

DEMAND SIDE MANAGEMENT
A-TEC ENERGY CORPORATION                                 NA                           61,575
COMPETITIVE RESOURCES CO                                 NA                           59,920
PLANERGY, INC                                            NA                           37,180
LOCHER, JOHN JR                                          NA                           32,697
11 INVOICES UNDER $25,000                                                             56,356

ENGINEERING
MOTOROLA                                                 NA                          150,168
ULTEIG ENGINEERS                                         NA                           94,023
SAFE HARBOR GROUP LLC                                    NA                           91,237
BURNS & MCDONNELL                                        NA                           70,667
FUNCTIONAL SERVICES CORPORATION                          NA                           56,588
UMS GROUP                                                NA                           41,728
ABELL HOWE COMPANY                                       NA                           35,361

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

--------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------

   FROM WHOM PURCHASED                                       ADDRESS
------------------------------------------------------------------------------------------------------------------
WISCONSIN ELECTRIC POWER COMPANY               Rm A-172 231 W. Michigan St. P.O. Box 2046 Milwauke, Wi 53201
472 INVOICES UNDER $24,000

ENVIRONMENTAL
CLEAN HARBORS ENVIRONMENTAL                    P.O. Box 510 Boston, MA 02102
JONES DAY REAVIS & POGUE                       Suite 4600 555 West 5th St. Los Angeles, CA 90013
FLEMMING ZULACK & WILLIAMSON LLP               1 Liberty Plaza  New York, NY 10006
MIDWEST FLY ASH                                2310 Hawkeye Dr.  Box 3557 Sioux City, IA 51102
SPENCER FANE BRITT & BROWNE LLP                1000 Walnut St.  Suite 1400 Kansas City, MO 64106
73 INVOICES UNDER $25,000

FINANCIAL
INTERACT
NEW YORK STOCK EXCHANGE INC                    Grand Central Station P.O. Box 4530 New York, Ny 10163
FIRSTAR BANK MILWAUKEE, N.A.                   Attn: RA #551-10th Fl. P.O. Box 532 Milwauke, WI 53201
J&H MARSH & MCLENNAN, INC                      NW 8625 P.O. Box 1450 Minneapolis, MN 55485
OFFENHAUSER & COMPANY                          P.O. Box 2040 Texarkana, TX 75504
MOODYS INVESTORS SERVICE INC                   P.O. Box 102597 Atlanta, GA 30368
STANDARD & POORS                               P.O. Box 80-2542 Chicago, IL 60680
TOZZINI FREIRE TEIXEIRA E SILVA                RUA Libero Bandaro 293-19 Andar Cep01095-900 Sao Paulo, Brazil
LUIS MIGUEL PEREYRA                            EPS A-662 P.O. Box 02-5256 Miami, FL 33102
SUNGARD CSS                                    P.O. Box 98648 Chicago, IL 60693
WALLACE COMPUTER SERVICES INC                  P.O. Box 93514 Chicago, IL 60673
NORWEST BANKS                                  NW 7091 P.O. Box 1450 Minneapolis, MN 55485
FITCH IBCA INC                                 P.O. Box 96663 Chicago IL 60693
220 INVOICES UNDER $25,000

INFORMATION TECHNOLOGY (INCLUDING Y2K)
EDS CREDIT CORPORATION                         P.O. Box 14947 St. Louis, MO 63150
INTERNATIONAL INTEGRATION INC                  101 Main St.  Cambridge, MA 02142
INACOM                                         P.O. Box 620437 Middleton, WI 53562
COMPUWARE CORPORATION                          Drawer #64376  Detroit, MI 48364
D L ENGLISH CONSULTING INC.                    616 Elm St.  South Dartmouth, MA 02748
BURNS & MCDONNELL                              PO BOX  411883 KANSAS CITY, MO 64141
COMPREHENSIVE COMPUTER                         1015 West Main St. P.O. Box 458 Sun Prairie, Wi 53590
TEAMSOFT INC                                   1424 N. High Point Rd. Middleton, WI 53562
STRATAGEM INC                                  P.O. Box 92399 Milwauke, WI 53202
ENTRE COMPUTER CENTER                          2005 W Beltline HWY Suite 100 Madison, WI 53713


---------------------------------------------------------------------------------------------
                                                                  RELATIONSHIP
                                               ----------------------------------------------
                                                   "A" = ASSOCIATE
   FROM WHOM PURCHASED                               "NA" = NON
                                                      ASSOCIATE                      AMOUNT
---------------------------------------------------------------------------------------------
WISCONSIN ELECTRIC POWER COMPANY                         NA                           35,151
472 INVOICES UNDER $24,000                                                           796,114

ENVIRONMENTAL
CLEAN HARBORS ENVIRONMENTAL                              NA                          346,230
JONES DAY REAVIS & POGUE                                 NA                          239,970
FLEMMING ZULACK & WILLIAMSON LLP                         NA                          213,699
MIDWEST FLY ASH                                          NA                          206,510
SPENCER FANE BRITT & BROWNE LLP                          NA                           42,412
73 INVOICES UNDER $25,000                                                            161,163

FINANCIAL
INTERACT                                                 NA                          271,875
NEW YORK STOCK EXCHANGE INC                              NA                          168,577
FIRSTAR BANK MILWAUKEE, N.A.                             NA                          127,821
J&H MARSH & MCLENNAN, INC                                NA                          250,000
OFFENHAUSER & COMPANY                                    NA                          106,998
MOODYS INVESTORS SERVICE INC                             NA                           85,250
STANDARD & POORS                                         NA                           77,900
TOZZINI FREIRE TEIXEIRA E SILVA                          NA                           67,804
LUIS MIGUEL PEREYRA                                      NA                           51,346
SUNGARD CSS                                              NA                           48,269
WALLACE COMPUTER SERVICES INC                            NA                           46,765
NORWEST BANKS                                            NA                           33,849
FITCH IBCA INC                                           NA                           25,000
220 INVOICES UNDER $25,000                                                           851,727

INFORMATION TECHNOLOGY (INCLUDING Y2K)
EDS CREDIT CORPORATION                                   NA                        7,555,266
INTERNATIONAL INTEGRATION INC                            NA                          762,000
INACOM                                                   NA                          650,177
COMPUWARE CORPORATION                                    NA                          534,221
D L ENGLISH CONSULTING INC.                              NA                          269,039
BURNS & MCDONNELL                                        NA                          238,834
COMPREHENSIVE COMPUTER                                   NA                          221,686
TEAMSOFT INC                                             NA                          190,049
STRATAGEM INC                                            NA                          177,066
ENTRE COMPUTER CENTER                                    NA                          169,858

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

--------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------

   FROM WHOM PURCHASED                                       ADDRESS
------------------------------------------------------------------------------------------------------------------
WHITTMAN-HART,INC                              Suite 3500 311 South Wacker Dr.  Chicago, IL 60606
ENTRE INFORMATION SYSTEMS                      1850 Boyson Rd. Hiawatha, IA 52233
WILLIAMS LEARNING NETWORK                      7552 Collection Center Dr.  Chicago, IL 60693
MAXIM GROUP                                    P.O. Box 198572 Atlanta, GA 30384
INTERIM TECHNOLOGY INC                         P.O. Box 73781  Chicago, IL 60673
NORRELL SERVICES INC                           P.O. Box 91683 Chicago, IL 60693
WESTINGHOUSE PROCESS CONTROL INC               21047 Network Place  Chicago, IL 60673
BAILEY CONTROLS COMPANY                        P.O. Box 74438 Cleveland, OH 44194
PHOENIX CONSULTING INC                         3769 E. Washington Ave. Madison, WI 53704
CONVERGENT GROUP
INTEGRATED SYSTEMS INTERNATIONAL               P.O. Box 105100 Tucker, GA 30085
MILES CONSULTING INC                           7610 Normandy Dr. NE Cedar Rapids, IA 52402
SMART SOLUTIONS INC                            6401Odana Rd. Madison, WI 53719
MONITOR LABS INC                               Dept. 0390  Denver, CO 80256
INNOVATIVE TECH SYSTEMS INC                    P.O. Box 200057 Dallas, TX 75320
CUSTOMER CONSULTANTS INTL                      2835 North Mayfair Rd. Milwauke, WI 53222
AMERITECH                                      P.O. Box 71420 Chicago, IL 60694
MICROSOFT CORPORATION                          P.O. Box 844510 Dallas, TX 75284
TECHNOLOGY CONSULTING CORP                     Box 59565 Milwauke, WI 53259
L & S ELECTRIC INC                             5101 Mesker St. P.O. Box 740 Schofield, WI 54476
HEWLETT PACKARD                                P.O. Box 92013 Chicago, IL 60675
ANIXTER INC                                    P.O. Box 98908 Chicago, IL 60693
CSI                                            835 Innovation Dr.  Knoxville, TN 37932
317 INVOICES UNDER $25,000

LEGAL & REGULATORY
FOLEY & LARDNER                                777 East Wisconsin Ave. Milwauke, WI 53202
MILBANK, TWEED, HADLEY                         1 Chase Manhattan Plaza New York, Ny 10005
MCDERMOTT WILL & EMERY                         227 W. Monroe St. Chicago, IL 60606
HAMMER SIMON & JENSEN                          700 Locust St. Suite 190 Dubuque, IA 52001
THELEN REID & PRIEST LLP                       40 West 57th St. New York, NY 10019
PACIFIC ECONOMICS GROUP                        Suite 400 201 S. Lake Ave. Pasadena, CA 91101
WISCONSIN ELECTRIC POWER COMPANY               Rm A-172 231 W. Michigan St. P.O. Box 2046 Milwauke, Wi 53201
BRADLEY & RILEY PC                             100 First St. SW P.O. Box 2804 Cedar Rapids, IA 52406
MORGAN  LEWIS & BOCKIUS LLP                    P.O. Box 8500 S-6050 Philadelphia, PA 19178
MOSS & BARNETT                                 Norwest Center 90 S 7th St.  #4800 Minneapolis, MN 55402
221 INVOICES UNDER $25,000


---------------------------------------------------------------------------------------------
                                                                  RELATIONSHIP
                                               ----------------------------------------------
                                                   "A" = ASSOCIATE
   FROM WHOM PURCHASED                               "NA" = NON
                                                      ASSOCIATE                      AMOUNT
---------------------------------------------------------------------------------------------
WHITTMAN-HART,INC                                        NA                          149,055
ENTRE INFORMATION SYSTEMS                                NA                          145,501
WILLIAMS LEARNING NETWORK                                NA                          132,825
MAXIM GROUP                                              NA                          127,948
INTERIM TECHNOLOGY INC                                   NA                          122,092
NORRELL SERVICES INC                                     NA                          119,309
WESTINGHOUSE PROCESS CONTROL INC                         NA                          115,691
BAILEY CONTROLS COMPANY                                  NA                           91,195
PHOENIX CONSULTING INC                                   NA                           88,449
CONVERGENT GROUP                                         NA                           76,640
INTEGRATED SYSTEMS INTERNATIONAL                         NA                           76,154
MILES CONSULTING INC                                     NA                           70,759
SMART SOLUTIONS INC                                      NA                           67,058
MONITOR LABS INC                                         NA                           65,664
INNOVATIVE TECH SYSTEMS INC                              NA                           64,346
CUSTOMER CONSULTANTS INTL                                NA                           54,563
AMERITECH                                                NA                           51,378
MICROSOFT CORPORATION                                    NA                           50,000
TECHNOLOGY CONSULTING CORP                               NA                           45,261
L & S ELECTRIC INC                                       NA                           42,961
HEWLETT PACKARD                                          NA                           39,293
ANIXTER INC                                              NA                           29,393
CSI                                                      NA                           25,199
317 INVOICES UNDER $25,000                                                           439,214

LEGAL & REGULATORY
FOLEY & LARDNER                                          NA                          222,406
MILBANK, TWEED, HADLEY                                   NA                          216,328
MCDERMOTT WILL & EMERY                                   NA                          188,572
HAMMER SIMON & JENSEN                                    NA                           96,534
THELEN REID & PRIEST LLP                                 NA                           53,927
PACIFIC ECONOMICS GROUP                                  NA                           46,836
WISCONSIN ELECTRIC POWER COMPANY                         NA                           45,069
BRADLEY & RILEY PC                                       NA                           25,858
MORGAN  LEWIS & BOCKIUS LLP                              NA                          351,110
MOSS & BARNETT                                           NA                           72,791
221 INVOICES UNDER $25,000                                                           387,515

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

--------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------

   FROM WHOM PURCHASED                                       ADDRESS
------------------------------------------------------------------------------------------------------------------
TRAINING
INTEGRATED SOFTWARE SOLUTIONS                  4725 Merle Hay Rd. Suite 104 Des Moines, IA 50322
WD ASSOCIATES                                  515 Main St. P.O.Box 570 Delta, PA 17314
GREENBRIER & RUSSEL, INC                       Dept. 77-7009 Chicago, IL 60678
FREIDIG, WILLIAM                               550 West School St. Belleville, WI 53508
WIXTED POPE NORA AND ASSOCIATES                4401 Westtown Parkway # 116 West Des Moines, IA 50266
35 INVOICES UNDER $25,000

OTHER
NBI HUMAN RESOURCE SOLUTIONS                   222 3rd Ave. SE Suite 220 Cedar Rapids, IA 52401
 Temporary Employee Services
BOWNE OF NEW YORK CITY INC                     345 Hudson St. New York, NY  10014
 Merger related expenses
MILLER HEIMAN INCORPORATED                     P.O. Box 41081 Reno,  NV 89504
 Contract noncommodity work
REMEDY                                         File #54122 Los Angeles, CA 90074
 Document Management services
PSI GROUP INC                                  P.O. Box 3480  Omaha, NE 68103
 Mail Services
EPRI                                           P.O. Box 10412 Palo Alto, CA 94303
 Misc.  Power Plant Operations
CENTRAL ELECTRIC CO                            15 Vermeer Rd. Pella, IA 50219
 Contract line extension
GENERAL MEDICAL LABORATORIES                   P.O. Box 88672 Milwauke, WI 53288
 DOT drug testing
NORTHERN NATURAL GAS COMPANY                   P.O. Box 840488 Dallas, TX 75284
 Contract line extension work
YOUNG CLARK & ASSOCIATES                       2165 G. West Park Court  Stone Mountain, GA 30087
 Employee Performance Measurements
AMERICAN APPRAISAL ASSOCIATES,                 Bin 391 Milwauke, WI 53288
 Insurance appraisal
RONALD DOADES & COMPANY                        P.O. Box 404 Short Hills, NJ 07078
 Misc. Power Plant operations
DEWITT ELECTRIC INC                            2417 260th Ave. P.O. Box 185 Dewitt, IA 52742
 Contract labor customer service
IOWA ONE CALL                                  P.O. Box 867 Bettendorf, IA 52722
 Underground locate calls
GROSSENBACH, PURTELL                           6006 N. Highlands Ave. Madison, WI 53705


---------------------------------------------------------------------------------------------
                                                                  RELATIONSHIP
                                               ----------------------------------------------
                                                   "A" = ASSOCIATE
   FROM WHOM PURCHASED                               "NA" = NON
                                                      ASSOCIATE                      AMOUNT
---------------------------------------------------------------------------------------------
TRAINING
INTEGRATED SOFTWARE SOLUTIONS                           NA                           71,254
WD ASSOCIATES                                           NA                           64,464
GREENBRIER & RUSSEL, INC                                NA                           34,091
FREIDIG, WILLIAM                                        NA                           29,383
WIXTED POPE NORA AND ASSOCIATES                         NA                           71,218
35 INVOICES UNDER $25,000                                                            61,158

OTHER
NBI HUMAN RESOURCE SOLUTIONS                            NA                           91,995
 Temporary Employee Services
BOWNE OF NEW YORK CITY INC                              NA                           55,489
 Merger related expenses
MILLER HEIMAN INCORPORATED                              NA                           54,372
 Contract noncommodity work
REMEDY                                                  NA                           52,010
 Document Management services
PSI GROUP INC                                           NA                           51,033
 Mail Services
EPRI                                                    NA                           45,549
 Misc.  Power Plant Operations
CENTRAL ELECTRIC CO                                     NA                           43,564
 Contract line extension
GENERAL MEDICAL LABORATORIES                            NA                           42,313
 DOT drug testing
NORTHERN NATURAL GAS COMPANY                            NA                           41,024
 Contract line extension work
YOUNG CLARK & ASSOCIATES                                NA                           40,587
 Employee Performance Measurements
AMERICAN APPRAISAL ASSOCIATES,                          NA                           40,000
 Insurance appraisal
RONALD DOADES & COMPANY                                 NA                           38,000
 Misc. Power Plant operations
DEWITT ELECTRIC INC                                     NA                           37,319
 Contract labor customer service
IOWA ONE CALL                                           NA                           34,049
 Underground locate calls
GROSSENBACH, PURTELL                                    NA                           30,119

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                            OUTSIDE SERVICES EMPLOYED
                                   ACCOUNT 923

--------------------------------------------------------------------------------

INSTRUCTIONS: Provide a breakdown by subaccount of outside services employed. If the aggregrate amounts paid to any one payee and included within one subaccount is less than $25,000, only the aggregrate number and amount of all such payments included within the subaccount need be shown. Provide a subtotal for each type of services.

------------------------------------------------------------------------------------------------------------------

   FROM WHOM PURCHASED                                       ADDRESS
------------------------------------------------------------------------------------------------------------------
 Administrative support services
IOWA STATE UNIVERSITY                          Attn:Jane Putzier  3609 AdminSer. Bldg. Ames, IA 50011
 Misc.  Power Plant Operations
644 INVOICES UNDER $25,000

------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------



---------------------------------------------------------------------------------------------
                                                                  RELATIONSHIP
                                               ----------------------------------------------
                                                   "A" = ASSOCIATE
   FROM WHOM PURCHASED                               "NA" = NON
                                                      ASSOCIATE                      AMOUNT
---------------------------------------------------------------------------------------------
 Administrative support services
IOWA STATE UNIVERSITY                                   NA                           30,000
 Misc.  Power Plant Operations
644 INVOICES UNDER $25,000                                                        1,045,236

--------------------------------------------------------------------------------------------
                                                                               $ 24,755,778
--------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------
                         EMPLOYEE PENSIONS AND BENEFITS
                                   ACCOUNT 926
--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of each pension plan and benefit program provided by the service company. Such listing should be limited to $25,000.

--------------------------------------------------------------------------------
    DESCRIPTION                                                AMOUNT

Medical                                                   $  6,196,582
Pension                                                      2,308,851
401-K                                                          819,148
Long Term Disability                                           387,207
Post Retirement Benefits                                       363,407
Employee Relocation                                            341,140
Life Insurance                                                 643,893
Dental                                                         115,388
Service Awards                                                  72,051
Tuition Reimbursement                                           62,177
Wellness Employee Assistance Program                            39,482
Other                                                          489,407

--------------------------------------------------------------------------------
                                                          $ 11,838,733
--------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                                  ACCOUNT 930.1

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
               "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------

      DESCRIPTION                                       AMOUNT        TOTAL

--------------------------------------------------------------------------------
Conservation                                                       $  79,730
------------
Energy Center                                        $  27,500
Cedar Rapids Gazette                                    10,688
Clarke College                                           5,000
Globe Gazette                                            3,112
60 invoices Under $3000                                 33,430

Customer Information                                 $ 134,118
--------------------
Meyocks & Priebe                                       125,000
23 Invoices Under $3000                                  9,118

Economic Development                                               $ 238,466
--------------------
Meyocks & Priebe                                       190,351
CMF&Z                                                   20,000
World Economic                                           6,905
Society of Manu                                          4,400
21 Invoices Under $3000                                 16,810

Employment Advertising                                             $ 158,120
----------------------
Nationwide Advertising                                  36,774
The David Group                                          3,628
205 Invoices Under $3000                               117,718

Institutional Advertising                                          $ 681,169
-------------------------
Wisconsin Broadcasting                                  15,000
Wausau Daily Herald                                      3,122
UW Athletic Department                                  82,500
TCI Media Service                                       38,763
TCI Advertising                                         36,816
Strauss Printing                                        58,584
Meyocks & Priebe                                       375,000
KAAL TV                                                 46,580
Bailwick Data                                            3,440

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                          GENERAL ADVERTISING EXPENSES
                                  ACCOUNT 930.1

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.1
               "General Advertising Expenses", classifying the items according to the nature of the advertIsing and as defined in the account definition. If a particular class includes an amount in excess of $3,000 applicable to a single payee, show separately the name of the payee and the aggregate amount applicable thereto.

--------------------------------------------------------------------------------

      DESCRIPTION                                       AMOUNT        TOTAL

--------------------------------------------------------------------------------

CONTINUED:

Badger Display                                           8,613
52 Invoices Under $3000                                 12,751

Other                                                             $     2,029
-------
8 Invoices Under $3000
--------------------------------------------------------------------------------
                                                                  $ 1,293,632
--------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                         MISCELLANEOUS GENERAL EXPENSES
                                  ACCOUNT 930.2

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 930.2,
               "Miscellaneous General Expenses", classifying such expenses according to their nature. Payments and expenses permitted by
               Section 321(b)(2) of the Federal Election Campaign Act, as amended by Public Law 94-283 in 1976 (2 U.S.C. ~ 441(b)(2) shall be separately classified.

--------------------------------------------------------------------------------

         DESCRIPTION                                                  AMOUNT

--------------------------------------------------------------------------------

Industry Dues, Memberships and Fees                                $ 2,529,780
Shareowner Reporting Expenses                                          528,435
Miscellaneous Insurance Charges                                      1,793,829
Economic Development                                                   161,856
Financing Costs                                                         94,473
Other                                                                  687,988










--------------------------------------------------------------------------------
                                                         TOTAL     $ 5,796,361
--------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                                      RENTS
                                   ACCOUNT 931

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 931 "Rents", classifying such expenses by major groupings of property, as defined in the account definition of the Uniform System of Accounts.

--------------------------------------------------------------------------------

  TYPE OF PROPERTY                                                    AMOUNT
--------------------------------------------------------------------------------

Facilities Rental                                                 $ 12,309,951
Equipment Rental                                                     2,496,048
Software Rental                                                        999,986
Other                                                                    6,285









--------------------------------------------------------------------------------
                                                      TOTAL       $ 15,812,270
--------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                          TAXES OTHER THAN INCOME TAXES
                                   ACCOUNT 408

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide an analysis of Account 408, "Taxes Other than Income
               Taxes". Separate the analysis into two groups (1) other than U.S. Government taxes, and (2) U.S. Government taxes. Specifiy each of the various kinds of taxes and show the amounts thereof. Provide a subtotal for each class of tax.

--------------------------------------------------------------------------------

    KIND OF TAX                                                       AMOUNT

--------------------------------------------------------------------------------
U.S. Government Taxes
---------------------
Social Security                                                    $ 2,921,236
Federal Unemployment                                                    57,596

Other Than U.S. Government Taxes
--------------------------------
State Unemployment                                                     232,059




--------------------------------------------------------------------------------
                                                         TOTAL     $ 3,210,891
--------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                                    DONATIONS
                                  ACCOUNT 426.1

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.1,
               "Donations", classifying such expenses by its purpose. The aggregate number and amount of all items of less than $3,000 may be shown in lieu of details.

------------------------------------------------------------------------------------------------------------------

      NAME OF RECIPIENT                                PURPOSE OF
                                                        DONATION                                           AMOUNT

------------------------------------------------------------------------------------------------------------------
Cedar Rapids Symphony                        Holiday Pops Concert                                       $  20,000
Muscatine Development Corporation            97-99 Pledge                                                  15,000
Theatre Cedar Rapids                         Holiday Production                                            10,000
Terrance Hill Foundation                     Renovation Governor's Mansion                                 10,000
Renaissance Group                            Sponsorship Taste of Iowa 1st installment                      5,000
Renaissance Group                            Sponsorship Taste of Iowa 2nd installment                      5,000
Dewitt Community Hospital                    1998 Donation                                                  5,000
United Way of East Central Iowa              Community Assistance Program                                   5,000
Gladbrook Reinbeck Community Schools         Soccer facilities                                              4,715
St Luke's Hospital Auxiliary                 Festival of Trees                                              3,500
Fort Madison Chamber of Commerce             Christmas Donation                                             3,000
Others                                       499 Invoices                                                 124,521





------------------------------------------------------------------------------------------------------------------
                                                                                          TOTAL         $ 210,736
------------------------------------------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.

                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                                OTHER DEDUCTIONS
                                  ACCOUNT 426.5

--------------------------------------------------------------------------------

INSTRUCTIONS:  Provide a listing of the amount included in Account 426.5 "Other
               Deductions", classifying such expenses according to their nature.

--------------------------------------------------------------------------------

DESCRIPTION                                     NAME OF PAYEE           AMOUNT

--------------------------------------------------------------------------------

Merger Expenses                                                      $6,193,309
Advertising                                                             257,577
Civic, Political and Related Activities                                 119,676
Other                                                                   110,298







--------------------------------------------------------------------------------
                                                         TOTAL       $6,680,860
--------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------
                      For the Year Ended December 31, 1998
                                         -----------------
--------------------------------------------------------------------------------

                                 SCHEDULE XVIII
                          NOTES TO STATEMENT OF INCOME

--------------------------------------------------------------------------------

INSTRUCTIONS:  The space below is provided for important notes regarding the
               Statement of Income or any account thereof. Furnish particulars as to any significant increases and services rendered or expenses incurred during the year. Notes relating to financial statements shown elsewhere in this report may be indicated here by reference.

--------------------------------------------------------------------------------

See Schedule XIV - Notes to Financial Statements.







--------------------------------------------------------------------------------

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                      For the Year Ended December 31, 1998
                                         -----------------

                      SCHEDULE XIX FINANCIAL DATA SCHEDULE

If, at the time an annual report on this form is filed, the registrant is required to submit this report and any amendments thereto electronically via EDGAR, the registrant shall furnish a Financial Data Schedule. The Schedule shall set forth the financial and other data specified below that are applicable to the registrant on a consolidated basis.

  Item No.                            Caption Heading

      1              Net Service Company Property                                                    $     432,678
      2              Total Investments                                                                   3,514,000
      3              Total Current and Accrued Assets                                                   57,059,463
      4              Total Deferred Debits                                                                 (47,489)
      5              Balancing Amount for Total Assets and Other Debits                                          -
      6              Total Assets and Other Debits                                                      60,958,652
      7              Total Proprietary Capital                                                                   1
      8              Total Long-Term Debt                                                                        -
      9              Notes Payable                                                                               -
     10              Notes Payable to Associate Companies                                                8,003,086
     11              Balancing Amount for Total Current and Accrued Liabilities                         49,332,626
     12              Total Deferred Credits                                                              3,622,939
     13              Accumulated Deferred Income Taxes                                                           -
     14              Total Liabilities and Proprietary Capital                                          60,958,652
     15              Services Rendered to Associate Companies                                          144,391,183
     16              Services Rendered to Nonassociate Companies                                                 -
     17              Miscellaneous Income or Loss                                                        2,750,520
     18              Total Income                                                                      147,141,703
     19              Salaries and Wages                                                                 47,313,175
     20              Employee Pensions and Benefits                                                     11,838,733
     21              Balancing Amount for Total Expenses                                                87,989,795
     22              Total Expenses                                                                    147,141,703
     23              Net Income (Loss)                                                                           -
     24              Total Expenses (Direct Costs)                                                     120,665,333
     25              Total Expenses (Indirect Costs)                                                    26,476,370
     26              Total Expense (Total)                                                           $ 147,141,703
     27              Number of Personnel End of Year                                                         1,188

             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                              ---------------------------------------
                         EXECUTIVE ORGANIZATION CHART


                       [ORGANIZATION CHART APPEARS HERE]

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                              METHODS OF ALLOCATION

RATIO        DESCRIPTION

1    UNITS SOLD OR TRANSPORTED RATIO

     A ratio, based on appropriate Client Company electric, gas, steam or water units of sale and/or transport, excluding intra-system sales, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Interstate Energy Corporation's non-utility and foreign utility company affiliates for which the Service Company provides energy realted services, where applicable). The examples of product-specific units of sales are domestic kilowatt-hour electric sales, dekatherms of gas sold or transported , units of water, or units of steam. A separate ratio will be calculated and used for each utility type (electric, gas, water and steam, etc.).

2    ELECTRIC PEAK LOAD RATIO

     A ratio, based on the sum of the monthly domestic firm electric maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

3    NUMBER OF CUSTOMERS RATIO

     A ratio, based on the sum of the firm domestic electric customers (and/or gas customers, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

4    NUMBER OF EMPLOYEES RATIO

     A ratio, based on the sum of the number of employees at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function and the denominator of which is for all Client Companies (and Interstate Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

5    CONSTRUCTION EXPENDITURES RATIO

     A ratio, based on construction expenditures for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. To the extent possible, costs will be segregated by utility type (i.e., electric, gas, water, steam etc.) as well as by function (i.e., production, transmission, distribution and general). If any remaining construction-related costs are common to all utility types, such common costs will be allocated between utility types and functions based on the total of all construction expenditures.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                              METHODS OF ALLOCATION

RATIO        DESCRIPTION

Continued

6    CIRCUIT MILES OF ELECTRIC DISTRIBUTION LINES RATIO

     A ratio, based on installed circuit miles of domestic electric distribution lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

7    NUMBER OF METERS RATIO

     A ratio, based on the sum of the number of installed electric meters (and/or gas, water or steam meters, where applicable) at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies. A separate ratio will be calculated and used for each utility type (i.e. electric, gas, water, steam etc.).

8    TOTAL ASSETS RATIO

     A ratio, based on the sum of the total assets at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Interstate Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable.)

9    CIRCUIT MILES OF ELECTRIC TRANSMISSION LINES RATIO

     A ratio, based on installed circuit miles of electric transmission lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

10   NUMBER OF CENTRAL PROCESSING UNIT SECONDS RATIO

     A ratio, based on the number of central processing unit seconds expended to execute mainframe computer software applications for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Service Company Function, and the denominator of which is for all Client Companies, (and Interstate Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company.

11   GROSS PLANT RATIO

     A ratio, based on the sum of direct plant at the end of each month for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies (and Interstate Energy Corporation's non-utility and non-domestic utility affiliates, where applicable).

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                              METHODS OF ALLOCATION

RATIO        DESCRIPTION

Continued:

12   MATERIALS, SUPPLIES AND SERVICES RATIO

     A ratio, based on the sum of materials, supplies and services, either issued from inventory or directly purchased, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company, or function, and the demoinator of which is for all Client Companies (and Interstate Energy Corporation's non-utility and non-domestic utility affiliates for which the Service Company provides services, where applicable) and/or the Service Company.

13   TONS OF COAL BURNED RATIO

     A ratio, based on the tons of coal burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

14   GALLONS OF OIL BURNED RATIO

     A ratio, based on the gallons of oil burned for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

15   DEKATHERMS OF GAS RATIO

     A ratio, based on the dekatherms of gas purchased for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

16   MCF PEAK LOAD RATIO

     A ratio, based on the sum of the monthly gas maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

17   FEET OF GAS LINE RATIO

     A ratio, based on installed footage of gas lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

18   FEET OF STEAM DISTRIBUTION LINES RATIO

     A ratio, based on the installed footage of steam lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                              METHODS OF ALLOCATION

RATIO        DESCRIPTION

Continued:

19   STEAM PEAK LOAD RATIO

     A ratio, based on the sum of the monthly steam maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive month calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

20   FEET OF WATER DISTRIBUTION LINES RATIO

     A ratio, based on installed footage of water lines at the end of the immediately preceding calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

21   WATER PEAK LOAD RATIO

     A ratio, based on the sum of the monthly water maximum system demands, including or excluding interruptible loads, as appropriate, for the immediately preceding twelve consecutive months calendar year, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

22   NUMBER OF BILLS RATIO

     A ratio, based on the sum of the number of monthly bills issued, for the immediately preceding twelve calendar months, the numerator of which is for a Client Company and the denominator of which is for all Client Companies.

23   GENERAL RATIO

     A ratio based on the sum of all Service Company expenses directly assigned or allocated, based on allocators other than this "General Ratio" to Client Companies (excluding fuel, gas, purchased power and the cost of goods sold) for the immediately preceding twelve consecutive calendar months, the numerator of which is for a Client Company or Function and the denominator of which is for all Client Companies (and Interstate Energy Corporation's non-utility and non-domestic utility affiliates, where applicable) and/or the Service Company. As used herein, "cost of goods sold" represents materials that are resold to the ultimate consumer.

             ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                              ---------------------------------------

           ANNUAL STATEMENT OF COMPENSATION FOR USE OF CAPITAL BILLED

The following annual statement was supplied to each associate company in support of the amount of compensation for use of capital billed during 1998.

In accordance with Instruction 01-12 of the Securities and Exchange Commission's Uniform System of of Accounts for Mutual Service Companies and Subsidiary Service Companies, Alliant Energy Corporate Services, Inc. submits the following information on the billing of interest on borrowed funds to associate companies for the year 1998:

A. Amount of interest billed to associate companies is contained on page 25, Analysis of Billing, as part of the direct costs charged.

B. The basis for billing of interest to the associate companies is based on the daily outstanding balance of all loans outstanding during the month.

            ANNUAL REPORT OF ALLIANT ENERGY CORPORATE SERVICES, INC.
                             ---------------------------------------

                                SIGNATURE CLAUSE


Pursuant to the requirements of the Public Utility Holding Company Act of 1935 and the rules and regulations of the Securities and Exchange Commission issued thereunder, the undersigned company has duly caused this report to be signed on its behalf by the undersigned officer thereunto duly authorized.


                                      Alliant Energy Corporate Services, Inc.
                                      ------------------------------------------
                                              (Name of Reporting Company)


                                  By: /s/ John E. Ebright
                                      ------------------------------------------
                                            (Signature of Signing Officer)


                                      John E. Ebright, Vice President-Controller
                                      ------------------------------------------
                                     (Printed Name and Title of Signing Officer)



Date:  April 29, 1999
     -----------------

                                    EXHIBIT INDEX
                                    -------------

          Exhibit        Description
          -------        -----------

            27           Financial Data Schedule